UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DIGIMARC CORPORATION

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DIGIMARC CORPORATION

9405 S.W. Gemini Drive

Beaverton, Oregon 97008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON April 30, 2014

To the Shareholders of Digimarc Corporation:

Notice is hereby given that the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Digimarc Corporation, an Oregon corporation (“Digimarc” or “the Company”), will be held on Wednesday, April 30, 2014, at the headquarters of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, at 11:00 a.m., local time. The purposes of the Annual Meeting will be:

1.	Election of Directors. To elect five directors for a term of one year (Proposal No. 1);

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of KPMG LLP as Digimarc’s independent registered public accounting firm for the year ending December 31, 2014 (Proposal No. 2);

3.	Advisory Vote to Approve Executive Compensation. To approve, by nonbinding vote, the compensation paid to our executive officers (Proposal No. 3);

4.	Approval of the Digimarc Corporation 2008 Incentive Plan, as amended. To approve the Digimarc Corporation 2008 Incentive Plan, as amended, to increase the number of shares subject to the plan;

5.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on March 6, 2014 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are making our proxy materials available to our shareholders over the Internet. You may read, print and download our annual report and proxy statement at the Investor Relations section of our website at www.digimarc.com/investors. On or about March 20, 2014, we will mail our shareholders a notice containing instructions on how to access our 2014 proxy statement and 2013 annual report to shareholders via the Internet and vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery to receive future annual meeting materials electronically.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares as directed in the proxy card for the Annual Meeting as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you subsequently decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Robert P. Chamness

Secretary

Beaverton, Oregon

March 20, 2014

DIGIMARC CORPORATION

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

General Information

The Board of Directors of Digimarc Corporation, an Oregon corporation (“Digimarc,” “we” or “our”), is soliciting proxies to be used at the annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, April 30, 2014, at 11:00 a.m., local time, at our headquarters, located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, and any adjournment or postponement of the Annual Meeting. Notice of, and electronic access to, this proxy statement, the form of proxy and our 2013 annual report to shareholders are first being provided to shareholders on or about March 20, 2014. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting by the proxy holders designated on the proxy.

The Board has fixed the close of business on March 6, 2014 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, 7,488,737 shares of our common stock, $0.001 par value per share, were outstanding and entitled to vote at the Annual Meeting.

Each outstanding share of common stock on the Record Date is entitled to one vote on all matters. There must be a quorum for the Annual Meeting to be held. The required quorum for the Annual Meeting is a majority of the shares outstanding, present either in person or by proxy. Our Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting.

Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Our proxy materials include this proxy statement and our annual report to shareholders for the year ended December 31, 2013, which includes our Form 10-K and audited financial statements. If you requested a printed version of our proxy materials, these materials also include the proxy card for the Annual Meeting.

How to Vote

Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may vote your shares by following the instructions set forth in the notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet by following the instructions in the proxy card. You may access your proxy materials and proxy card online by accessing the www.proxyvote.com website and entering your 12 digit control number found on the notice that you received. The voting procedures are designed to comply with Oregon law, to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

Revocability of Proxy

You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the corporate secretary of Digimarc, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the annual meeting.

Any written notice revoking a proxy should be sent to Digimarc Corporation, Attention: Robert P. Chamness, Executive Vice President, Chief Legal Officer and Secretary, 9405 SW Gemini Drive, Beaverton, Oregon 97008, or hand-delivered to the Secretary at or before the vote at the annual meeting.

Solicitation

Digimarc will bear the cost of soliciting proxies. Besides this solicitation by mail, our directors, officers and other employees may solicit proxies. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these persons and our transfer agent for their reasonable out-of-pocket expenses in forwarding these materials. We have also engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate.

Vote Required: Treatment of Abstentions and Broker Non-Votes

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, provided that a majority of the shares of common stock entitled to vote on the election of directors are present or represented at the Annual Meeting. The five candidates who receive the greatest number of votes will be elected directors.

The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2014, the advisory vote to approve executive compensation and the approval of the Digimarc Corporation 2008 Incentive Plan, as amended, will be approved if a majority of the shares of common stock entitled to vote on the proposal are present or represented at the Annual Meeting and the votes cast in favor of the respective proposal exceed the votes cast opposing the respective proposal.

Abstentions are shares that abstain from voting on a particular matter. Abstentions effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting, but will have no effect on the results of the vote on Proposal No. 1, the election of directors, since approval by a percentage of the shares present or outstanding is not required. Abstentions will have no effect on Proposal No. 2, ratification of the appointment of our independent registered public accounting firm, Proposal No. 3, the advisory vote to approve executive compensation, or Proposal No. 4, approval of the Digimarc Corporation 2008 Incentive Plan, as amended, because each proposal will be approved if the number of votes in favor of the proposal exceeds the number of votes cast against.

Broker non-votes occur when shares are held in “street name” by brokers or nominees who indicate on their proxies that they did not receive voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote those shares on a particular matter. Broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting but are not counted for purposes of determining the number of votes cast for or against a proposal. Broker non-votes will have no effect on Proposal No. 1, the election of directors, Proposal No. 3, the advisory vote to approve executive compensation, or Proposal No. 4, approval of the Digimarc Corporation 2008 Incentive Plan, as amended, since approval of those proposals by a percentage of the shares present or outstanding is not required. Brokers and nominees have discretionary authority to vote on Proposal No. 2.

Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees, the advisory vote on executive compensation and approval of the Digimarc Corporation 2008 Incentive Plan, as amended, if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of the respective proposal.

Principal Executive Offices of Digimarc

Our principal executive offices are located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

ELECTION OF DIRECTORS

(Proposal No. 1)

Our bylaws authorize the number of directors to be set by resolution of the Board of Directors. Our Board of Directors has fixed the number of directors at five. Five directors are to be elected by the holders of common stock at the Annual Meeting. These directors will each serve a one-year term that will expire at the 2015 annual meeting of shareholders, or until a successor has been elected and qualified. The proxy holders named in the accompanying proxy or their substitutes will vote the proxy at the Annual Meeting or any adjournment or postponement of the Annual Meeting for the election of the five nominees as directors unless the shareholder of record instructs that authority to vote is withheld. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

Following is information about our directors as of March 6, 2014. There are no arrangements or understandings between any director and any other person pursuant to which the director is or was to be selected as a director. There is no family relationship between any director and any executive officer of Digimarc.

Director Nominees	Age	Director Since
Bruce Davis	61	2008
William J Miller	68	2008
James T. Richardson	66	2008
Peter W. Smith	80	2008
Bernard Whitney	57	2008

The Board of Directors believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive level experience. The Board of Directors values highly the ability of individual directors to contribute to a constructive board environment and the board believes that the current board members, collectively, perform in such a manner. Set forth below is a more complete description of each director’s background, professional experiences, qualifications and skills.

Bruce Davis was elected Chairman of the Board of Directors and named our Chief Executive Officer on June 18, 2008, having served the former Digimarc Corporation, our former parent company, (“Old Digimarc”) as its Chief Executive Officer since 2001 and a director since December 1997, as Old Digimarc’s chairman of the Board of Directors since May 2002, and as its President from December 1997 through May 2001. Mr. Davis received a B.S. in accounting and psychology and an M.A. in criminal justice from the State University of New York at Albany, and a J.D. from Columbia University.

Mr. Davis brings strategic, operational and transactional expertise to the Board of Directors. He has broad technological and market knowledge, establishes the strategic direction for the company, has over 15 years of Digimarc executive leadership experience, has been an architect of the company’s intellectual property portfolio, and had about 20 years of broad-based entrepreneurial, start-up, legal and CEO experience prior to joining Digimarc. For more information on Mr. Davis’s background and experience, please see the biographical information posted on our website at www.digimarc.com on the Company, Executive Officers page.

William J. Miller was elected to our Board of Directors in July 2008, and has served as Chair of the Compensation Committee since that time. Mr. Miller is a retired corporate executive with 38 years of experience in the high technology and legal sectors, and has, since 1999, served as an independent director and consultant. He serves as a member of the Board of Directors for each of the following companies: Nvidia Corp (Nasdaq: NVDA), a provider of graphics processing units, media and communications processors, wireless media processors, and related software for personal computers, handheld devices, and consumer electronics platforms; Waters Corporation (NYSE: WAT), a manufacturer of analytical instruments; and Glu Mobile Inc. (Nasdaq: GLUU), a global publisher of mobile games. He previously served as a director of Overland Storage, Inc. (Nasdaq: OVRL), a supplier of data storage products, from 2006-2009, and of Viewsonic Corporation from 2004-2008. Mr. Miller received a B.A. in speech communication from the University of Minnesota and a J.D. from the University of Minnesota.

Mr. Miller brings public company executive, management, financial, compensation and industry expertise to the Board of Directors, particularly in the high technology hardware, software and services areas and in the corporate and intellectual property legal areas. Prior to joining our Board, Mr. Miller served in a variety of senior executive capacities for Control Data Corp, a supplier of computer hardware, software and services, as chairman and CEO of Quantum Corp, a developer of storage technology, as chairman and CEO of Avid Technology, a leader in digital media creation tools for film, video, audio, animation, games, and broadcast professionals, and as Audit Chair of Nvidia Corp. These experiences are particularly germane to strategic formulation in the traditional and digital media markets, licensing activities, and transactional and operational initiatives of the company.

James T. Richardson was elected to our Board of Directors in July 2008, and has served as Lead Director since that time. Mr. Richardson is a director of and consultant to companies in the high-technology sector. Mr. Richardson serves as a director (and former chairman of the board of directors and the current chairman of the Audit Committee) of FEI Company (Nasdaq: FEIC), a diversified scientific instruments company. He previously served as a director and audit committee chair of Tripwire, Inc., a network security company, from 2003 to 2011; as a director of Epicor Software Corporation (Nasdaq: EPIC) from 2008 to 2010; and as a director of Plumtree Software, Inc. (Nasdaq: PLUM) from 2003 to 2005. Mr. Richardson received a B.A. in finance and accounting from Lewis and Clark College, an M.B.A. from the University of Portland, and a J.D. from Lewis and Clark Law School, and is a licensed C.P.A. and attorney in Oregon. Mr. Richardson is a Board Leadership Fellow certified by the National Association of Corporate Directors (NACD).

Mr. Richardson provides the local business community perspective, and brings public company operational, financial, legal and industry expertise to the Board of Directors, particularly in the high technology and financial areas. Prior to joining our Board, Mr. Richardson served as chief financial officer and chief administrative officer for five global technology companies ranging in size from $20 million to $300 million in annual revenue, including as senior vice president and chief financial officer at WebTrends Corporation, senior vice president— corporate operations and chief financial officer at Network General Corporation, vice president finance and administration and chief financial officer at Logic Modeling Corp., and vice president finance and administration and chief financial officer at Advanced Logic Research, Inc. These experiences are particularly germane to the strategic and operational oversight, transactional and risk analysis, and legal and financial initiatives of the company.

Peter W. Smith was elected to our Board of Directors in July 2008, and has served as Chair of the Governance and Nominating Committee since that time. Mr. Smith began his career as an engineer with Philips Electrical Industries in Australia and since then he has worked in executive and technical positions with a number of companies, from start-ups to major international organizations in six different countries. Mr. Smith had an 18 year career in a number of roles at News Corporation, where he was responsible for the construction and commissioning of several major new ventures, acted as technology co-coordinator, served as a director on the boards of various News Corporation subsidiary companies and finally acted as technology and strategic advisor to its Chairman and Board of Directors. He retired as a corporate executive in February 2000 and since then has served as a consultant to various other companies. Mr. Smith received a B.Sc. and a B.E. with first class honors from the University of Sydney.

Mr. Smith brings large global public company executive, operational, governance, strategic, technology and industry expertise to the Board of Directors, particularly in the information technology, deployment services, communications, and media and entertainment areas. During his career with News Corporation, Mr. Smith’s roles included general manager, New Technology for News Ltd Australia, president of News Technology for News America, and executive vice president, Television, and director, Technology, for News International (UK). News Ltd., News Technology and News International (UK) are affiliated divisions and companies of News Corporation, an international media and entertainment company. These experiences are particularly germane to strategy formation and initiatives for a large segment of our market, customer and licensee initiatives and the services work of the company.

Bernard Whitney was elected to our Board of Directors in July 2008, and has served as Chair of the Audit Committee since that time. Mr. Whitney is a retired corporate executive with 32 years of experience in the high technology and finance sectors. Since 2009, he has been a partner at FLG Partners LLC, a consulting firm located in Northern California, and also serves as a director for a number of private and non-profit entities. He previously served as a director and audit committee chair of Plumtree Software, Inc. (Nasdaq: PLUM) from 2000 to 2005. Mr. Whitney received a B.S. in business administration, majoring in finance, from California State University Chico, and a masters degree in business administration from San Jose State University.

Mr. Whitney brings public company financial, operational and industry expertise to the Board of Directors, particularly in the high technology and financial areas. Prior to joining our Board, Mr. Whitney was vice president and chief financial officer of Handspring, Inc., a handheld computer and wireless communications manufacturer, executive vice president and chief financial officer of Sanmina Corporation, a high-end data com and telecom manufacturer, vice president of finance & manufacturing operations and corporate controller of Network General Corporation, a developer of network management software, and served in a number of senior financial management positions at Conner Peripherals, Inc., a disk and tape drive manufacturer, and as a financial analyst and accountant at Friden Alcatel, an electronic office equipment supplier, and Randtron Systems, an electronic antenna systems manufacturer. These experiences are particularly germane to the financial performance, audit, reporting, internal control and risk assessment activities of the company.

Determination of Independence

Our Board of Directors believes that maintaining a strong, independent group of directors is important for good governance, and all but one of our directors qualify as independent. The Board of Directors has determined that each of Messrs. Miller, Richardson, Smith, and Whitney, collectively representing a majority of the members of our Board of Directors, is “independent” as that term is defined by Nasdaq Listing Rule 5605. There were no related person transactions involving any of the independent directors of Digimarc considered by the Board of Directors in connection with the determination of whether any particular director is independent.

Vote Required

If a quorum is present, the five candidates receiving the highest number of affirmative votes present or represented and voting on this proposal at the Annual Meeting will be elected to the Board of Directors. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will have no effect on the election of directors once a quorum is established.

The Board of Directors recommends a vote FOR the election of each of the nominees named above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee of the Board of Directors has appointed KPMG LLP as Digimarc’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2014. Although ratification by shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this appointment by the shareholders. Notwithstanding its appointment, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Digimarc and its shareholders.

If the shareholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

AUDIT FEES

The following table presents aggregate fees billed for professional audit services rendered by KPMG LLP for the audit of our financial statements for the years ended December 31, 2013, and December 31, 2012.

	KPMG Fiscal 2013	KPMG Fiscal 2012
Audit Fees(1)	$312,500	$340,593
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$1,325	$14,450
All Other Fees(4)	$57,653	$—
Total Fees	$371,478	$355,043

(1)	Audit Fees consist of fees for professional services rendered for the audit of our 2013 and 2012 annual financial statements, including the audit of internal controls over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with regulatory filings.
(2)	Audit-Related Fees consist of fees billed for assurance and related services rendered that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” No such fees were incurred in 2013 or 2012.
(3)	Tax Fees consist of fees billed for professional services rendered in 2013 and 2012 for tax research and consulting services.
(4)	All Other Fees consist of fees related to a licensee audit in 2013. No such fees were incurred in 2012.

Pre-Approval Policy. The Audit Committee pre-approves the Audit, Audit-Related, Tax and All Other services performed by the independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm that is reviewed and updated from time to time. Under the policy, the term of any pre-approval is generally twelve months from the date of pre-approval. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm and the specific services included within the pre-approvals are established annually by the Audit Committee and are reviewed as the Audit Committee deems appropriate. Any proposed services exceeding these levels or amounts or of a different type require specific pre-approval. No services provided by the independent auditors under the categories of “Audit Fees”, “Tax Fees” or “All Other Fees” were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Vote Required

If a quorum is present, the appointment of KPMG LLP as our independent registered public accounting firm will be ratified if the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions will have no effect on the ratification of KPMG LLP as our independent registered public accounting firm. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will have no effect on Proposal No. 2 because brokers or nominees have discretionary authority to vote on this proposal.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal No. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Digimarc shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. Pursuant to Exchange Act Rule 14a-21, Digimarc provides its shareholders the opportunity to cast such advisory votes to approve executive compensation once every three years. The last advisory vote to approve executive compensation was held in 2011. The next advisory vote to approve executive compensation will be held in 2017.

We encourage shareholders to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for a more detailed discussion of our compensation programs and policies, the compensation and governance-related actions taken in 2013 and the compensation awarded to our named executive officers.

Digimarc’s goal for its executive compensation program for named executive officers is to attract, retain, motivate and appropriately reward the company’s executive officers, as well as to align the interests of the company’s executive officers with those of Digimarc shareholders. Digimarc seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. Digimarc believes that its executive compensation program for named executive officers, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders.

In determining whether to approve this proposal, we believe that shareholders should consider the following:

•

Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual named executive officer compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that does not perform any additional services for Digimarc’s management.

•

2013 Compensation. In 2013, salaries were not increased for the executive officers, except for Mr. Meyer, whose salary was increased to $300,000 from $285,000 for 2012, and Charles Beck, in connection with his promotion from Controller to Executive Vice President, Chief Financial Officer and Treasurer on November 5, 2013. No cash incentive bonus plan was offered or paid to any executive officer. The Compensation Committee made equity awards consistent in timing and amount to those made in 2012, except for a promotion grant to Mr. Beck in November of 2013.

•

CEO Compensation. In 2011, the Compensation Committee established a three-year compensation program for our CEO, which runs contemporaneously with his employment agreement. The program will be reviewed and revised effective November 1, 2014. Pursuant to the employment agreement, we agreed to pay Mr. Davis a base salary of $525,000 per year through the end of the term of the agreement, November 1, 2014. Pursuant to the terms of his employment agreement, Mr. Davis received a grant of 100,000 stock options and 50,000 shares of time-based restricted stock, each of which vests over the three-year term of the agreement.

•	No Perquisites. Our general policy is not to provide perquisites or other personal benefits to our named executive officers, other than those benefits provided for all employees.

•	Stock Ownership Guidelines. Our named executive officers are subject to the stock ownership guidelines described in “Board of Directors—Stock Ownership Guidelines.”

Digimarc believes the compensation program for the named executive officers is instrumental in helping Digimarc achieve its strong financial performance. The price of our common stock has increased significantly since we became an independent publicly traded company in October 2008. In 2013, revenues decreased 21%, largely due to a one-time $8 million payment of past due royalties from Verance Corporation in 2012, but we ended the year with positive operating cash flow, a strong balance sheet with $35 million of cash and investments and no debt.

Advisory Vote

Digimarc requests shareholder approval of the compensation of its named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

Although this vote is advisory and non-binding on the Board or the Company, the Board and the Compensation Committee, which is responsible for designing and administering Digimarc’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

Vote Required

If a quorum is present, Proposal No. 3 will be approved if the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will have no effect on the vote for Proposal No. 3.

The Board of Directors recommends a vote FOR the approval, on a non-binding basis, of the compensation of Digimarc’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

APPROVAL OF THE DIGIMARC CORPORATION 2008 INCENTIVE PLAN, AS AMENDED

(Proposal No. 4)

Our Board of Directors is seeking shareholder approval of our amended 2008 Incentive Plan, which we refer to as the Amended Plan. The Board of Directors recently amended the Amended Plan, upon recommendation of its Compensation Committee and subject to shareholder approval, to increase the number of shares of Digimarc common stock reserved for issuance by 1,000,000 shares, from 2,500,000 to 3,500,000. This amendment is the sole amendment included in the Amended Plan.

Based on an estimated usage rate, we anticipate depleting the shares currently available for issuance under the 2008 Incentive Plan in 2015, leaving an insufficient number of shares available for our annual refresh grants in the first quarter of 2016. The initial authorization of 2,500,000 shares was sufficient for most of the first seven years of the 2008 Incentive Plan, and we anticipate that an additional 1,000,000 shares under the Amended Plan will be sufficient for the next four years.

We had a larger than usual usage rate (i.e., we made an increased number of equity incentive awards above the amount we normally grant and had anticipated) in 2013 that resulted from several events. These included, in part, the following five factors:

•

We revised the schedule we historically followed in making refresh grants to employees and non-executive officers in connection with the new quarterly vesting schedule for such grants, which is now the 15th day of the middle month of each quarter. To conform our incentive program to this revised schedule, we accelerated the refresh grant we typically would have made in January 2014 to November 2013, resulting in two such grants occurring during 2013. Grants to executive officers were deferred until February 15, 2014.

•

In connection with our acquisition of Attributor in 2012, we issued $1,000,000 of share awards to key employees of Attributor. In 2013, the former President of Attributor left us and forfeited the shares we had granted to him. The forfeited shares became available for issuance under the plan, and we granted retention awards representing a majority of these newly available shares to former Attributor employees.

•

We increased the employee base of the company almost 40% in 2013 by hiring new full-time employees who were eligible for stock grants, more than tripling the normal number of “new hire” grants (which tend to be larger than “refresh” grants) to these new employees.

•	As discussed above under Proposal No. 3, Charles Beck received a grant of restricted shares upon his promotion to Chief Financial Officer in November of 2013.

•	We provided a promotion and retention grant to our founder upon his return to the full-time employment by the company.

These 2013 events have led to the depletion of the shares reserved for issuance under the plan at a rate greater than our historical rate, but consistent with our objective to hire and retain an excellent workforce, invest in strategic intellectual property and product development, and profitably grow the company.

In order to continue to have an appropriate supply of shares for equity incentives to recruit, hire and retain the talent required to successfully execute our business plans, our board of directors believes that we will need the additional 1,000,000 new shares to be available under the Amended Plan. Although the additional 1,000,000 new shares to be available under the Amended Plan will increase the potential dilution to stockholders, the Board of Directors believes our equity compensation plans are well-managed and that our total equity “overhang” will remain well within market norms with the addition of the new shares.

We expect that with the additional 1,000,000 new shares to be available under the Amended Plan for which we are seeking shareholder approval, we will have sufficient shares for our equity compensation program until the 2018 annual meeting of shareholders, and shareholder approval for additional shares will be sought at that time.

In considering this proposal, we emphasize for our shareholders that Digimarc uses stock as the sole basis of incentive compensation for its officers and employees, unlike our peers, who typically utilize both cash bonus incentive plans and stock incentive plans for compensation. Accordingly, Digimarc needs more stock than its peers to deliver the same level of compensation to its officers and employees. However, we believe that our approach better aligns the compensation of our officers and employees with the interests of our shareholders than do cash bonus programs, because additional value is only delivered if the performance of the officers and employees cause a meaningful appreciation in stock price. Moreover, as we prepare for material growth, we also anticipate the need for additional stock not only to issue market-competitive new hire grants, but also to provide annual refresh grants for officers and employees, to assure that we appropriately reward, recognize and retain all of our employees.

Under applicable rules of the NASDAQ Stock Market, we are required to obtain stockholder approval of the Amended Plan. In addition, stockholder approval of the Amended Plan is necessary to provide the compensation committee with the flexibility to grant incentive stock options if we elect to do so in the future to employees under the Amended Plan and certain awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. See “U.S. Federal Income Tax Information” below for more information about these issues.

A copy of the Amended Plan is attached to this Proxy Statement as Appendix A. The summary description of the amendments to the Amended Plan provided above and of the material terms of the Amended Plan provided below are not intended to be a complete description of the Amended Plan. See Appendix A for more detailed information.

Shareholder approval of the Amended Plan pursuant to this Proposal 4 will also constitute re-approval of the Amended Plan for purposes of Section 162(m). In general, this re-approval is required at least once every five years to comply with certain requirements under Section 162(m). See “Material U.S. Federal Income Tax Consequences” below for more information.

Summary of the Terms of the Amended 2008 Incentive Plan

Purpose. The purpose of the Amended Plan is to enhance our long-term shareholder value by offering opportunities to selected individuals to participate in our growth and success, enabling us to attract and retain the services of well-qualified individuals.

Shares Available for Issuance. The Amended Plan authorizes the issuance of up to 3,500,000 shares of common stock. As of December 31, 2013, the market value of each share of common stock was $19.26. The shares authorized under the Amended Plan are subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar event. Shares issued under the Amended Plan consist of authorized and unissued shares. If an award granted under the Amended Plan lapses, expires, terminates or is forfeited or surrendered without having been fully exercised or without the issuance of all the shares subject to the award, the shares covered by that award will again be available for use under the Amended Plan. Shares that are (i) tendered by a participant or retained by us as payment for the purchase price of an award or to satisfy tax withholding obligations or (ii) covered by an award that is settled in cash, or in some manner that some or all of the shares covered by the award are not issued, will be available for issuance under the Amended Plan. In addition, awards granted as substitute awards in connection with acquisition transactions will not reduce the number of shares authorized for issuance under the Amended Plan. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the Amended Plan is the total stated number of shares available for issuance under the Amended Plan, subject to adjustments for stock dividends, stock splits, recapitalizations and other similar events.

Administration. The Amended Plan is administered by our Compensation Committee. The Compensation Committee, subject to the terms of the Amended Plan, selects the individuals to receive awards, determines the terms and conditions of all awards and interprets the provisions of the Amended Plan and any awards, notices or agreements executed or entered into under the Amended Plan. The Compensation Committee’s decisions, determinations and interpretations are binding on all holders of awards granted under the Amended Plan. Subject to the terms of the Amended Plan, the Board of Directors or the Compensation Committee may delegate administration of the Amended Plan to one or more committees consisting of one or more members of the Board or to one or more officers within specific limits, including limits that no such officer may grant awards under the Amended Plan to himself or herself, or to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Eligibility. Our employees, non-employee directors, consultants, agents, advisors and independent contractors or those of our related companies are eligible to receive awards under the Amended Plan. At December 31, 2013, approximately 145 employees and four non-employee directors were eligible to participate in the Amended Plan.

Types of Awards.

Stock Options. Both nonqualified and incentive stock options may be granted under the Amended Plan. The Compensation Committee determines the exercise price for stock options, which may not be less than 100% of the fair market value of the common stock on the date of grant (except for awards granted as substitute awards in connection with acquisition transactions). The exercise price for stock options may be paid by an optionee in cash, through a broker-assisted cashless exercise, by delivery of previously owned shares or by such other consideration permitted by the Compensation Committee. The Compensation Committee also establishes: (i) the vesting schedule for each option granted and the term of each option, which term cannot exceed ten years from the date of grant; and (ii) whether an option shall continue to be exercisable, and the terms and conditions of such exercise, following termination of service or employment.

Stock Appreciation Rights (“SARs”). The Compensation Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the Amended Plan or on a stand-alone basis. SARs are the right to receive a payment per share of the SAR exercised in stock or in cash equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a SAR issued in tandem with a stock option will result in a reduction of the number of shares underlying the related stock option to the extent of the SAR exercise.

Stock Awards, Restricted Stock and Stock Units. The Compensation Committee may grant awards of shares of common stock, or awards denominated in units of common stock, that are subject to repurchase or forfeiture restrictions. The repurchase or forfeiture restrictions may be based on continuous service with us or a related company or on the achievement of specified performance criteria, as determined by the Compensation Committee. Until the lapse of any applicable restrictions, participants may not dispose of their restricted stock. The Compensation Committee, in its sole discretion, may waive any repurchase or forfeiture periods and any other terms, conditions or restrictions on restricted stock and stock units under such circumstances and subject to such terms and conditions as the Compensation Committee deems appropriate. Stock units may be paid in stock, cash or a combination of stock and cash.

Performance Shares and Units. The Compensation Committee may grant performance shares, which are units valued by reference to shares of our common stock, and performance units, which are units valued by reference to property other than our common stock. Performance criteria relating to any performance share or performance unit award are determined by the Compensation Committee. Performance share or performance unit awards may be paid in stock, cash or other property or in any combination of cash, stock and other property, at the discretion of the Compensation Committee.

Other Stock-Based or Cash-Based Awards. The Compensation Committee also is authorized to grant other incentives payable in cash or in shares of common stock, subject to its established terms and conditions.

Change in Control. Unless otherwise determined at the time of grant of an award, if certain changes in control occur, awards granted under the Amended Plan will become fully vested and no longer subject to forfeiture. A change in control is defined in the Amended Plan as (i) an acquisition of 40% or more of our outstanding common stock or the voting power of then outstanding voting securities, except for certain related party transactions or acquisitions approved by the Board of Directors, or (ii) a change in the composition of the Board of Directors during any two-year period such that individuals who, as of the beginning of such two-year period, constituted the Board cease to constitute at least a majority of the Board. In the event of other types of company transactions, the awards under the Amended Plan will become fully vested and no longer subject to forfeiture and the Compensation Committee may determine in its discretion if the award will be cashed out for a payment based on the consideration received by shareholders in the company transaction.

Performance-Based Compensation under Section 162(m). The Compensation Committee may determine that awards under the Amended Plan will be granted subject to the attainment of performance goals relating to one or a combination of business criteria for purposes of qualifying the awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Compensation Committee intends to qualify an award under the Amended Plan to a “covered employee” as “performance-based” compensation under Section 162(m) of the Code, the performance goals it may choose include any of the following, or any combination, for us as a whole, or as any business unit, as reported or calculated by us: net earnings or net income (before or after taxes); earnings per share (basic or fully diluted); net sales growth or bookings growth; revenues; operating profit or income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); return measures (including, but not limited to, return on assets, capital, net capital utilized, equity or sales); working capital; cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings before or after taxes, interest, depreciation and/or amortization; gross or operating profit; cost control; strategic initiatives; market share; improvements in capital structure; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency or margins; capital efficiency; strategic targets; economic profit; employee or customer satisfaction, services performance, subscriber, cash management or asset management metrics; working capital targets; cash value added; or market or economic value added. Such performance goals also may be based on the achievement of specified levels of company performance (or performance of an applicable affiliate or business unit of Digimarc) under one or more of the business criteria described above relative to the performance of other corporations. The Compensation Committee may decrease, but not increase, the amount payable pursuant to such awards. Subject to adjustments for stock dividends, stock splits, recapitalizations and other similar events, the Amended Plan provides that during any calendar year period, no single participant who is a covered employee may be granted awards, other than performance units, with respect to more than 750,000 shares of our common stock, except that we may make additional one time award grants for up to 1,000,000 shares of our common stock to newly hired or newly promoted individuals. The maximum dollar value payable with respect to performance units or other awards payable in cash in any one calendar year to a single participant who is a “covered employee” is $2,500,000.

Transferability. Unless the Compensation Committee determines otherwise, and to the extent permitted by Section 422 of the Code, during a participant’s lifetime, awards may be exercised only by the participant and are not assignable or transferable other than by will or the laws of descent and distribution, except that a participant may designate a beneficiary to exercise an award or receive payment under an award after the participant’s death.

Adjustment of Shares. In the event of a stock dividend, stock split, recapitalization or other similar event, the Compensation Committee will make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Amended Plan; (ii) the maximum number and kind of securities issuable as incentive stock options; (iii) the maximum number and kind of securities that may be made subject to awards to any participant for purposes of Section 162(m) of the Code; and (iii) the number and kind of securities that are subject to any outstanding award and the per share price of such securities, without any change in the aggregate price to be paid for such award.

Term, Termination and Amendment. The Amended Plan will terminate on July 31, 2018, unless terminated earlier by the Board of Directors or the Compensation Committee. The Board of Directors or the Compensation Committee may generally amend, suspend or terminate all or any portion of the Amended Plan at any time, subject to shareholder approval to the extent required by applicable law, exchange rules or other regulatory requirements. The Compensation Committee generally may also amend outstanding awards under the Amended Plan provided that such amendment does not reduce a participant’s rights under an award without his or her consent; provided that, the Board of Directors may amend the Amended Plan or any outstanding award without the participant’s consent to the extent the Board of Directors deems necessary or advisable to comply with changes in applicable tax laws, securities laws, accounting rules and other applicable law, rules and regulations, or to ensure that an award is not subject to additional taxes, interest or penalties under Section 409A of the Code. In no event may the Board of Directors or the Compensation Committee reduce the exercise price of outstanding options or stock appreciation rights or issue a new option upon exercise of an option under the Amended Plan without shareholder approval.

Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the Amended Plan to us and to participants in the Amended Plan who are subject to U.S. federal taxes. The summary is based on the Code, the U.S. Treasury regulations promulgated thereunder, rulings and other guidance issued by the Internal Revenue Service and judicial decisions as in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be relevant or important to participants in the Amended Plan, including U.S. gift or estate tax consequences or foreign, state or local tax consequences.

Incentive Stock Options. Although we have not granted incentive stock options to date under the Amended Plan, and do not anticipate doing so in the immediate future, generally, for U.S. federal income tax purposes, a participant will not recognize any income upon the grant or vesting of an incentive stock option under the Amended Plan. If a participant exercises an incentive stock option during the participant’s employment as an employee or within three months after the participant’s employment as an employee ends (12 months in the case of permanent and total disability), the participant generally will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or exchanges the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date of exercise and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the sale or exchange and the option exercise price. If a participant disposes of the shares that the participant receives upon exercise of an incentive stock option before the end of these holding periods, the disposition will constitute a disqualifying disposition, and the participant generally will recognize compensation taxable as ordinary income in the year of the disposition equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or generally, if less, the excess of the amount realized on the sale of the shares over the option exercise price), and the participant will recognize capital gain or loss, long-term or short-term, as the case may be, equal to the difference between (i) the amount the participant received and (ii) the option exercise price increased by the amount of compensation income, if any, the participant recognized. Special rules apply if a participant uses already owned shares of our common stock to pay the option exercise price or if the shares of common stock that the participant receives upon exercise are subject to a substantial risk of forfeiture.

Nonqualified Stock Options. Generally, for U.S. federal income tax purposes, a participant will not recognize any income upon the grant or vesting of a nonqualified stock option under the Amended Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon exercise of a nonqualified stock option, the participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the stock underlying the nonqualified stock option on the date of exercise over the option exercise price. Upon a sale of the shares acquired upon exercise of the nonqualified stock option, the participant generally will recognize short-term or long-term capital gain or loss, depending on how long the participant held the shares, equal to the difference between the amount received from the sale and the fair market value of the shares at the time of exercise of the nonqualified stock option. If a participant pays the option exercise price entirely in cash, the tax basis of the shares that the participant receives upon exercise generally will be equal to their fair market value on the exercise date (but not less than the option exercise price), and the shares’ holding period will begin on the day after the exercise date. Special rules apply if a participant uses already owned shares of our common stock to pay the option exercise price or if the shares of our common stock that the participant receives upon exercise are subject to a substantial risk of forfeiture. The same tax consequences described in this paragraph also apply to an incentive stock option that a participant exercises more than three months after the participant’s termination of employment as an employee (or more than 12 months after termination in the case of permanent and total disability).

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a stock appreciation right with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon exercise of a stock appreciation right, a participant will recognize compensation taxable as ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant price of the stock appreciation right.

Unrestricted Stock Awards. If a participant receives shares of stock under the Amended Plan that are not subject to restrictions, the participant generally will recognize compensation taxable as ordinary income at the time of receipt of the shares in an amount equal to the fair market value of the shares at the time of grant minus the amount, if any, paid for the shares. The participant’s holding period for the shares will begin on the date that the participant receives the shares, and the participant’s tax basis in the shares will be the amount of ordinary income the participant recognizes plus the amount, if any, paid for the shares.

Restricted Stock Awards. Upon receipt of a restricted stock award, a participant generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. Instead of postponing the federal income tax consequences of a restricted stock award until the restrictions lapse, a participant may elect to recognize compensation taxable as ordinary income in the year of the award in an amount equal to the fair market value of the shares at the time of receipt. This election is made under Section 83(b) of the Code. In general, a Section 83(b) election is made by filing a written notice with the Internal Revenue Service within 30 days of the date of grant of the restricted stock award for which the election is made and must meet certain technical requirements.

The tax treatment of a subsequent disposition of restricted stock will depend upon whether a participant has made a timely and proper Section 83(b) election. If a participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant generally will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant receives from the sale and the tax basis of the shares sold. If no Section 83(b) election is made, any disposition after the restriction lapses generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, the participant paid for the shares plus the amount of taxable ordinary income recognized either at the time the restrictions lapsed or at the time of the 83(b) election, if an election was made. If a participant has to forfeit the shares to us (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction for the amount of compensation income recognized as a result of making the Section 83(b) election, and the participant generally will have a capital loss equal to the amount, if any, paid for the shares.

Restricted Stock Units. A participant generally will not recognize income at the time a stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares, cash or property the participant receives.

Performance Shares and Performance Units. A participant generally will not recognize income upon the grant of performance shares or performance units. Upon the distribution of cash, shares or other property to the participant pursuant to the terms of the performance shares or units, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the performance shares or units.

U.S. Federal Income Tax Consequences to Us. In the foregoing cases, we generally will be entitled to a deduction at the same time and in an amount equal to the ordinary income recognized by the participant, subject to certain limitations on deductions for compensation contained in the Code.

Code Section 409A. We intend that awards granted under the Amended Plan comply with, or otherwise be exempt from, Section 409A of the Code.

Other Information

A new plan benefits table for the Amended Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the Amended Plan if the Amended Plan was then in effect, as described in the federal proxy rules, are not provided, because all awards made under the Amended Plan will be made at the Committee’s discretion. Therefore, the benefits and amounts that will be received or allocated under the Amended Plan are not determinable at this time. However, please refer to the description of stock option grants made to our non-employee directors in the last fiscal year under the heading “Director Compensation” and the description of stock option and fully vested restricted stock grants made to our executive officers named in the Summary Compensation Table, as described under the heading “Narrative to Summary Compensation Table.”

Vote Required

The proposal will be approved if a quorum is present at the Annual Meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

The Board of Directors recommends a vote FOR the approval of the Amended 2008 Incentive Plan.

REPORT OF THE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

The Governance and Nominating Committee reports as follows:

Board of Directors

The Board of Directors met six times in 2013. Each director attended 100% of the aggregate number of meetings of the Board of Directors and of any committee on which he served in 2013. We encourage but do not require director attendance at our annual meeting of shareholders. One of the directors attended Digimarc’s annual meeting of shareholders held on April 30, 2013.

Board Leadership and Structure

Bruce Davis, our Chief Executive Officer, also serves as Chairman of the Board of Directors. Mr. Richardson, an independent director, has served as Lead Director of the Board of Directors since he was appointed to this position in July 2008. At the present time, the Board believes that Digimarc and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board of Directors. We have determined that this structure is appropriate in light of the small size of our company and corresponding size of our Board of Directors, the complexity of our business, and the skills and experiences of our Chief Executive Officer in the industry in which we operate. At the same time, the Board of Directors has been, and continues to be, a strong proponent of Board independence. As a result, Digimarc’s corporate governance structures and practices include several additional independent oversight mechanisms. Currently, all of our directors other than the Chairman and Chief Executive Officer, including each member of the Board’s Audit, Compensation, and Governance and Nominating Committees, are independent directors under the Nasdaq listing rules.

The Board believes that Digimarc’s corporate governance principles and policies ensure that strong and independent directors will continue to effectively oversee Digimarc’s management and key issues related to long-range business plans, long-range strategic issues and risks, and integrity. The independent directors meet regularly in executive session chaired by the Lead Director without the Chairman and Chief Executive Officer or other management present. In addition to presiding over these executive sessions, the Lead Director serves as the principal liaison between the independent directors and management and consults with the Chairman of the Board of Directors regarding information to be sent to the Board of Directors, meeting agendas and meeting schedules. Furthermore, each director is encouraged to suggest items for the Board agenda, and to raise at any Board meeting subjects that are not on the agenda for that meeting. We believe that the independent Lead Director’s significant, clearly delineated duties and responsibilities are highly effective in providing oversight of management and direct accountability to shareholders. Finally, our corporate governance principles provide that the Board and all Board committees, including those whose members are exclusively independent directors, may seek financial, legal or other expert advice from a source independent of management, with funding provided by Digimarc.

The Board’s Role in Risk Oversight

Digimarc’s management is responsible for identifying, assessing and managing the material risks facing Digimarc. The Board of Directors has historically performed an important role in the review and oversight of risks, and generally oversees Digimarc’s risk management practices and processes, with a strong emphasis on financial and entity level controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) governance and compliance risk related to personnel, ethics, related-party transactions, conflicts of interests, litigation and other entity level risks to the Governance and Nominating committee. Each of these committees reviews these specific risk areas on a quarterly basis and routinely reports to the Board regarding the committee’s oversight duties and findings.

To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise Digimarc’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. The Board and each of its committees have the ability to engage outside legal and professional advisors to assist the Board or the committee in its oversight responsibilities. For this purpose, management has a high degree of access and communication with independent directors. In addition, the Board of Directors oversees and participates annually in a process of enterprise risk assessment that is designed to identify the most salient enterprise risks facing Digimarc’s business and to evaluate how the company’s corporate strategies align with those risks.

Each year Digimarc’s executive management team prepares for the Board an initial review of the various types of risks that can affect the operations and financial performance of the company. The management team identifies and categorizes the key strategic, financial, operational and legal and compliance risks facing the company and then ranks these risks as to the level of risk posed, based upon management’s assessment of the risk relative to Digimarc’s business, personnel, internal processes, policies and controls, and the operating environment of the company. Taking into consideration Digimarc’s risk controls and mitigation plans, the Board reviews management’s presentation to identify and assess the degree and likelihood of each risk. Having a Chairman and CEO and a Lead Director who are both knowledgeable about and sensitive to the market and industry risks facing our business ensures that risk is reviewed from multiple alternative vantage points.

Finally, the Board oversees organizational structure, policies and procedures at Digimarc, such as the code of business conduct and other internal policies and guidelines designed to support Digimarc’s corporate governance guidelines and to comply with the laws, rules and regulations that apply to Digimarc’s business operations. For example, employees may anonymously report suspected violations of any applicable law by any employee or agent, questionable accounting or auditing matters, or other ethical or legal matters pursuant to these established policies and procedures.

Board Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The members of these committees for 2013 are set forth in the following table:

Non-Employee Directors	Audit	Governance & Nominating	Compensation
William J. Miller			Chair
James T. Richardson	Member	Member	Member
Peter W. Smith	Member	Chair	Member
Bernard Whitney	Chair	Member

Audit Committee

We have a standing Audit Committee of the Board of Directors, consisting of Messrs. Whitney (chairman), Richardson, and Smith, that is responsible for overseeing the quality and integrity of our accounting, auditing, and financial reporting practices, the audits of our financial statements, and other duties assigned by the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, our processes to manage business and financial risk, and compliance with significant applicable legal, ethical and regulatory requirements.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm engaged to issue an audit report on our financial statements or to perform other audit, review or attestation services for us. The Audit Committee is responsible for resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Audit Committee also serves as our Qualified Legal Compliance Committee.

The Audit Committee met four times during 2013. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.digimarc.com, on the Company, Corporate Governance page.

The Board of Directors has determined that each of the three members of the Audit Committee:

•	meets the requirements for “independence” set forth in Nasdaq Listing Rules 5605(a)(2) and 5605(c)(2) and applicable SEC rules; and

•	has the requisite financial sophistication called for by Nasdaq Listing Rule 5605(c)(2).

The Board of Directors also has reviewed and designated each of Messrs. Whitney and Richardson as an “audit committee financial expert” in compliance with Item 407(d)(5) of Regulation S-K.

Compensation Committee

We have a standing Compensation Committee, consisting of Messrs. Miller (chairman), Richardson, and Smith, that has the authority and responsibility to:

•	review, establish and approve, on an annual basis, the compensation of the Chief Executive Officer and other executive officers of the Company;

•	administer our annual and long-term compensation plans;

•	review and make recommendations to the Board of Directors with respect to director compensation;

•	approve our overall compensation strategy;

•

review and discuss with management the annual Compensation Discussion and Analysis disclosure, and recommend to the Board inclusion of the Compensation Discussion and Analysis in the annual report on Form 10-K and the proxy statement;

•	create and approve the Compensation Committee Report;

•	review and approve compensation agreements and arrangements between us and our executive officers; and

•	perform other duties and functions assigned by the Board of Directors from time to time that are consistent with the Compensation Committee’s charter, our bylaws and governing law.

The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Nasdaq Listing Rules 5605(a)(2) and 5605(d)(2).

The Compensation Committee’s role includes a particular focus on the compensation of our executive officers and non-employee directors and the administration of our equity incentive plans and significant employee benefit programs.

The Compensation Committee met four times in 2013. The Compensation Committee has a written charter, a copy of which is available on our website, www.digimarc.com, on the Company, Corporate Governance page.

The Compensation Committee may, under its charter, delegate any of its responsibilities to subcommittees of the Committee as necessary and appropriate. The Committee has delegated authority to Messrs. Davis and Chamness, acting jointly, so long as each is an executive officer of Digimarc, to grant options and restricted stock to existing and new employees and consultants of Digimarc pursuant to a predetermined annual grant budget, limitations on the number of shares reserved for issuance that can be issued in any one year and additional guidance or limitations established by the Compensation Committee.

The Compensation Committee, together with our Chief Executive Officer, reviews assessments of executive compensation practices at least annually against comparative data and our compensation philosophy. Our Chief Executive Officer makes recommendations to the Compensation Committee with the intent of keeping our executive officer compensation practices aligned with our compensation philosophy. The Compensation Committee must approve any recommended changes before they can be made.

The Compensation Committee has the authority to retain and terminate any compensation and benefits consultant and the authority to approve the related fees and other retention terms of the consultant. The Compensation Committee has retained Radford (an AON Consulting Company), a nationally recognized independent consulting firm, to provide an independent review of our compensation programs for executive officers and directors, assist in the preparation of a list of peer companies, examine our pay practices relative to the market and assist in the design of compensation programs. Radford provides compensation information to management on market compensation classifications and trends from time to time, but does not have a material additional relationship outside of the services that it provides to the Compensation Committee. The Compensation Committee has determined that Radford’s work has not raised any conflict of interest.

Governance and Nominating Committee

We have a standing Governance and Nominating Committee, consisting of Messrs. Smith (chairman), Richardson and Whitney. The Governance and Nominating Committee met four times in 2013. The Board of Directors has delegated to the Governance and Nominating Committee the responsibility for overseeing the quality and integrity of our corporate governance practices and for optimizing the composition, competence and integrity of the Board of Directors and its committees by searching for and recommending individuals for election to the Board of Directors. The Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which is posted on our website at www.digimarc.com on the Company, Corporate Governance page.

The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent” as that term is defined in Nasdaq Listing Rule 5605(a)(2).

The Governance and Nominating Committee’s responsibilities include the review, monitoring, and general oversight of our policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements. This oversight responsibility includes monitoring compliance with the Sarbanes-Oxley Act of 2002. The Governance and Nominating Committee also oversees the structure and evaluation of the Board of Directors and its committees, and the development, monitoring, and enforcement of the corporate governance principles applicable to us.

The Governance and Nominating Committee is responsible for recruiting individuals to become members of the Board of Directors and evaluating their qualifications under the guidelines described under “Director Nomination Policy” below. The Board of Directors may from time to time assign the Governance and Nominating Committee additional duties and functions consistent with its charter, our Bylaws and governing law.

Director Nomination Policy. The Governance and Nominating Committee has a formal written policy addressing the nominating process. A copy of the policy is available on our website at www.digimarc.com, attached as an exhibit to the Governance and Nominating Committee charter located on the Company, Corporate Governance page of the site. Pursuant to its written policy addressing the nominating process, the Governance and Nominating Committee welcomes and encourages recommendations of director candidates from our shareholders, and will consider any director candidates recommended by our shareholders, provided that the information regarding director candidates who are recommended is submitted to the Governance and Nominating Committee in compliance with the terms of its policy. Director candidate recommendations from shareholders must be provided in writing, include prescribed information, and be sent to Digimarc’s Secretary at the address of our principal executive offices. In evaluating a potential candidate’s qualifications for nomination to the

Board, the Governance and Nominating Committee will consider the potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors. The Governance and Nominating Committee will also review from time to time the skills and characteristics necessary and appropriate for directors in the context of the current composition of the Board of Directors. Directors are expected to devote sufficient time to carry out their duties and responsibilities effectively, ensure that other existing and planned future commitments do not materially interfere with his or her service as a director, and attend at least 75% of all Board of Directors and applicable committee meetings.

The Governance and Nominating Committee’s process for identifying and evaluating nominees for director, including nominees recommended by shareholders, involves an internal assessment of the qualifications and performance of incumbent members of the Board of Directors, compiling names of potentially eligible candidates, vetting those candidates against the factors described above, conducting background and reference checks, conducting interviews with candidates, meeting to consider and approve final candidates and, as appropriate, preparing and presenting to the Board of Directors an analysis with regard to a candidate. The Governance and Nominating Committee will identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, will effectively serve the shareholders’ long-term interests and contribute to our overall corporate goals. In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences; however, the Board has not adopted a formal diversity policy. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or by the Governance and Nominating Committee. The committee may, from time to time, pay professional search firms to assist in the identification and evaluation of potential nominees.

Shareholder Communications with the Board of Directors

The Board of Directors encourages communication from shareholders. All communications must be in written form, addressed to the Board of Directors or to one or more individual members of the Board of Directors, and sent care of the Secretary of Digimarc at the address of our principal executive offices or via fax to (503) 469-4771. The Secretary of Digimarc will promptly provide all communications to the applicable member(s) of the Board of Directors or the entire Board of Directors, as specified by the shareholder.

Stock Ownership Guidelines

In July 2008, the Board of Directors adopted stock ownership guidelines for members of the Board of Directors and our executive officers. Under the guidelines, members of the Board of Directors and the executive officers are expected to acquire ownership of at least 1,000 shares per year of our common stock in each year of the three year period beginning January 1, 2009, and to continue holding at least 3,000 shares of our common stock throughout the director’s or executive officer’s period of service to Digimarc.

Director Resignation Upon Change of Employment

The Board of Directors also has adopted a policy that requires any director who experiences a substantial change in principal employment responsibility to tender his or her resignation from the Board, unless the change was anticipated by the Governance and Nominating Committee at the time of the director’s nomination or election to the Board. Upon receipt of a resignation offered under these circumstances, the Governance and Nominating Committee will review the director’s change in employment responsibilities to evaluate whether the director’s continued service is appropriate.

Other Corporate Governance Matters

In furtherance of our commitment to upholding the highest legal and ethical conduct in fulfilling our responsibilities, the Board of Directors adopted and published corporate governance guidelines and three codes of ethics and business conduct, two of which apply to our Chief Executive Officer, our Chief Financial Officer, our Controller and other finance personnel. In addition to the codes described below, we have adopted Standards of Professional Conduct for Legal Personnel that are available on the Company, Corporate Governance page of our website at www.digimarc.com.

Our Corporate Governance Guidelines can be found on the Company, Corporate Governance page of our website at www.digimarc.com. These Corporate Governance Guidelines provide a framework for the Board of Directors to assist in the governance and oversight of the affairs of Digimarc. Our Code of Business Conduct can be found on the Company, Corporate Governance page of our website at www.digimarc.com. The Code of Business Conduct applies to every officer, director and employee of Digimarc and its subsidiaries, and their immediate family members, and sets forth internal policies and guidelines designed to support and encourage ethical conduct and compliance with the laws, rules and regulations that govern our business operations.

Our Code of Ethics for Financial Personnel can be found on the Company, Corporate Governance page of our website at www.digimarc.com. This Code of Ethics applies to the principal executive officer and principal financial officer of Digimarc and its subsidiaries and every officer, director or employee of Digimarc who performs or influences financial transactions and reporting on behalf of Digimarc, and their immediate family members.

Submitted by the Governance and Nominating

Committee of the Board of Directors:

Peter W. Smith, Chair

James T. Richardson

Bernard Whitney

DIRECTOR COMPENSATION

The following table provides information on compensation of our non-employee directors for the year ended December 31, 2013. Directors who are also Digimarc employees receive no additional compensation for their services as directors. During 2013, Mr. Davis was the only director who was an employee of Digimarc. Mr. Davis’s compensation is discussed in this proxy statement under the heading “Executive Compensation.”

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Peter W. Smith	$40,000	$54,850	$94,850
James T. Richardson	$40,000	$54,850	$94,850
Bernard Whitney	$40,000	$54,850	$94,850
William J. Miller	$40,000	$54,850	$94,850

(1)	Directors receive annual cash compensation of $10,000 per quarter, paid in arrears.
(2)	On April 30, 2013, each non-employee director was granted 2,500 shares of restricted stock. These amounts represent the grant date fair value for the restricted stock granted to the indicated non-employee director in 2013, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. As of December 31, 2013, the total number of outstanding options held by each non-employee director was as follows: Mr. Smith, 35,000; Mr. Richardson, 35,000; Mr. Whitney, 35,000; and Mr. Miller, 35,000. As of December 31, 2013, the total number of shares held by each non-employee director, including the shares granted on April 30, 2013, was as follows: Mr. Smith, 14,728; Mr. Richardson, 37,185; Mr. Whitney, 15,185; and Mr. Miller, 20,757.

All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service.

Cash Compensation. In 2013, each non-employee director was awarded an annual cash retainer of $40,000. This cash retainer included compensation for all committee, chairperson and other roles undertaken by the director, and for attendance at all committee and Board of Directors meetings.

Equity Compensation. Under the Equity Compensation Program for Non-Employee Directors Under the Digimarc Corporation 2008 Incentive Plan each non-employee director who first is elected or appointed to our Board of Directors on or after October 30, 2008 is automatically granted an option to acquire 20,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. These options vest and become exercisable over the two year period commencing on the date of grant, with 50% of the options to vest and become exercisable on the first anniversary of the date of grant and 1/12th of the remaining shares to vest and become exercisable monthly thereafter. On the date of each annual meeting of shareholders, each non-employee director automatically receives 2,500 shares of our common stock, unless the Compensation Committee exercises its power to make an alternative grant. The stock restrictions lapse on the anniversary of the grant date, so the stock is freely tradable one year after the grant date.

Following is a summary of the cash and equity compensation program for our non-employee directors, presented in a tabular format:

Annual Cash Retainer	$40,000
Initial Option Grant (New Director)	20,000 shares
Annual Stock Grant (Continuing Director)	2,500 shares

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the “Audit Committee”) reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.	The Audit Committee has discussed with KPMG LLP, Digimarc’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from Digimarc.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Digimarc’s Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

As described under the heading “Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2),” the Audit Committee has appointed KPMG LLP as Digimarc’s independent registered public accounting firm for fiscal year 2014 and is seeking ratification of the appointment at the Annual Meeting.

Submitted by the Audit Committee

of Digimarc’s Board of Directors:

Bernard Whitney, Chairman

James T. Richardson

Peter W. Smith

MANAGEMENT

Executive Officers

The following table contains information regarding our executive officers as of March 6, 2014. There are no arrangements or understandings between any executive and any other person pursuant to which the executive officer is or was to be selected as a director. Additionally, there is no family relationship between any director and any executive officer of Digimarc.

Name	Age	Position
Bruce Davis	61	President, Chief Executive Officer and Chairman of the Board of Directors
Robert Chamness	60	Executive Vice President, Chief Legal Officer and Secretary
Charles Beck	36	Executive Vice President, Chief Financial Officer and Treasurer
Edward Knudson	53	Executive Vice President, Sales and Marketing
Joel Meyer	47	Executive Vice President, Intellectual Property

Information concerning Mr. Davis is set forth under “Election of Directors” in this proxy statement.

Robert Chamness was named our Executive Vice President, Chief Legal Officer and Secretary on June 18, 2008, having served Old Digimarc since January 2002 in various roles including Vice President and General Counsel, Secretary, Vice President of Human Resources, Chief Legal Officer, and Executive Vice President. Mr. Chamness oversees corporate licensing, facilities, government relations, and serves as Compliance Officer and Privacy Officer. Prior to joining Digimarc, Mr. Chamness was President, Chief Operating Officer and a member of the Board of Directors of Concentrex, Inc. (Nasdaq: CCTX), a software and services provider to the financial services industry. Mr. Chamness holds an A.B. cum laude from Wabash College and a J.D. summa cum laude from the Indiana University School of Law.

Charles Beck was named our Executive Vice President, Chief Financial Officer and Treasurer on November 5, 2013, having served since May 2012 as our Controller. Mr. Beck also oversees information technology. Before joining Digimarc, Mr. Beck was a senior manager at KPMG LLP, which provides audit, tax and advisory services, where he served in various management roles since 2002. Mr. Beck is a CPA and holds an M.B.A. in Finance, and a B.A. in Accounting, from the University of Portland.

Edward Knudson was named our Executive Vice President, Sales and Marketing on December 1, 2011. Prior to joining Digimarc, Mr. Knudson worked briefly at Rovi Corporation (Nasdaq: ROVI), a provider of technology and services to the digital entertainment industry. Mr. Knudson joined Rovi following the asset transfer of DigiForge, LLC, a provider of engineering services to the digital television industry, where Mr. Knudson served as president and CEO, from 2009 to 2011. He also served as Vice President of Sales and Marketing at WildBlue Communications, a provider of high-speed Internet service over satellites, from 2007 to 2009, and Senior Vice President, Sales and Marketing, Americas at OpenTV, Inc., a provider of digital television platforms and services, from 2003 to 2007. Mr. Knudson spent the first 10 years of his career in various marketing roles within Hewlett-Packard’s desktop scanner division. Mr. Knudson holds a MBA from the University of Denver and a B.S. in Business Administration/Marketing from the University of Northern Colorado.

Joel Meyer was named our Executive Vice President, Intellectual Property on May 1, 2012. Mr. Meyer joined Digimarc in November of 1999 and had served as the Company’s Vice President of Intellectual Property since September 2004. Prior to joining Digimarc, Mr. Meyer was a partner at the law firm of Klarquist Sparkman, where his practice particularly focused on advising high tech companies on the protection and enforcement of their intellectual property rights. Mr. Meyer received a B.S. in Electrical and Computer Engineering from the University of Wisconsin with highest distinction, and a J.D. with honors from the University of Wisconsin Law School.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2013 and this definitive proxy statement prepared in connection with the Annual Meeting.

Submitted by the Compensation

Committee of the Board of Directors:

William J. Miller, Chair

James T. Richardson

Peter W. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Messrs. Miller, Richardson or Smith, the three members of our Compensation Committee:

•	was at any time during the fiscal year ended December 31, 2013 or at any other time an officer or employee of Digimarc, or

•	had any relationship requiring disclosure under Item 404 of Regulation S-K.

No executive officer of Digimarc served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any committee performing equivalent functions, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of Digimarc or as a director of Digimarc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Policy

Our executive compensation programs for named executive officers (defined below) are designed to attract, retain, motivate and appropriately reward our executive officers, as well as to align the interests of our executive officers with those of our shareholders. The objectives of our compensation programs are to:

•	provide competitive compensation opportunities that attract and retain top executives;

•	inspire the executive team to achieve superior performance in order to deliver profitable growth;

•	foster a performance-oriented environment with variable equity compensation based upon the achievement of annual and longer-term business results;

•	create a direct, meaningful link between (i) performance in achieving our financial and strategic objectives and (ii) individual executive performance and rewards;

•	provide an award that is consistent with each executive’s overall contribution to Digimarc, and that encourages and recognizes career growth and progression; and

•	reward shareholder value creation and align the interests of executives and shareholders through the use of long-term incentives, while effectively managing dilution.

Setting Executive Compensation

The Compensation Committee awarded 2013 compensation to the named executive officers based on its review and analysis of their positions, responsibilities and performance as well as their anticipated responsibilities and potential contributions to growth in shareholder value. The Compensation Committee analyzed our performance relative to our peers, and the compensation of our peer companies, in reaching its conclusions. The Compensation Committee also used the services of Radford, a nationally recognized independent consulting firm, to assist it in determining compensation of the named executive officers for 2013. Radford performed an analysis and made recommendations with respect to each named executive officer’s salary for 2013, as well as the appropriate number and type of equity grants to be considered for granting to each named executive officer. After analysis of these recommendations and other information, the Compensation Committee set the salary and equity grants for each of the named executive officers.

In setting the aggregate level of compensation to be paid for 2013, the Compensation Committee engaged Radford to perform a study of the compensation of senior management at peer companies within the security software, software services, telecommunications, network, internet and other high technology industries. The criteria used to develop the list of peer companies were:

•	Business/labor market competitors, focusing on companies in the security software, software services, telecommunications, network, internet and other high technology industries;

•	Companies with annual revenues of less than $100 million and market capitalization similar to that of Digimarc; and

•	Comparable companies included in financial analyst reports.

The Compensation Committee established the following list of peer companies to provide a comparative framework for use in setting executive compensation for 2013: 8X8, Inc, Callidus Software Inc., DTS, Inc., Glu Mobile Inc., Guidance Software, Inc., Immersion Corporation, Keynote Systems, Inc., ORBCOMM Inc., PDF Solutions, Inc., Pervasive Software Inc., PROS Holdings, Inc., Support.com, Inc., Wave Systems Corp. and Zix Corporation.

In establishing the compensation of our named executive officers, we based the amounts primarily on the market data and advice provided by Radford with respect to the compensation paid to individuals who perform substantially similar functions within the peer group companies. We also examined the outstanding stock options and restricted stock held by the executive officer for the purpose of considering the retention value of additional equity awards. As a general guideline, for our named executive officers, we set base salary at approximately the 75th percentile, total equity compensation between the 50th and the 75th percentiles and total direct compensation between the 50th and 75th percentiles of peer group companies. We set base salary at approximately the 75th percentile because, as discussed below, we no longer have an annual cash incentive program and, consequently, total cash compensation generally falls below the median of our peer group companies. Market data is used as a guide in making our compensation determinations, but actual market data, including these compensation percentiles, were among several factors the committee reviewed in determining compensation. We believe that these levels will enable us to attract, retain and motivate executives of high quality, while at the same time keep our overall compensation levels competitive among our peer group. All of these targets are, however, subject to the judgment and discretion of the Compensation Committee. During the annual review, the Compensation Committee determined that the annual compensation was consistent with the pay targets established by the Compensation Committee.

In 2009, the Company changed its executive compensation package to eliminate the annual cash incentive plan in an effort to increase the long term value orientation of executive compensation and further align the interests of our executive officers with those of shareholders. We believe that bonus programs have become too complex and inflexible in the current economic environment. Bonus programs frequently demotivate and disincentivize management, cause misalignment with shareholder interests (particularly in the long term), risk public disclosure of confidential and strategic information, and are difficult to create and administer in the current regulatory environment. The Compensation Committee determined that the nature of our business, including the long-term nature of our strategy for building shareholder value and the relative lack of meaningful year-end cut-offs, is not currently well-suited for the use of traditional annual cash incentive compensation programs.

2013 Compensation Components

The primary elements of each named executive officer’s compensation package for the year ended December 31, 2013 were:

•	salary; and

•	long-term incentives in the form of time-based restricted stock.

In determining the elements of the compensation packages for the executive officers, we applied our compensation philosophy and principles and also considered the advice of, and materials provided by, Radford concerning compensation levels for executives at comparable companies. Our objective was to establish a mix that would facilitate the following objectives:

•	retention;

•	alignment of compensation with the achievement of key performance objectives; and

•	alignment with shareholder interests.

Because base salary and equity awards are such basic elements of compensation within our industry, as well as the high technology and software industries in general, and are generally expected by employees, we believe that these components must be included in our compensation mix in order for us to compete effectively for talented executives. We award restricted stock for several reasons. First, restricted stock facilitates retention of our executives. Restricted stock generally vests and restrictions generally lapse only if the executive remains in our employment. Second, restricted stock aligns executive compensation with the interests of our shareholders and thereby focus executives on increasing value for the shareholders. Restricted stock generally only provides a superior return if the stock price appreciates, creates materially less dilution to the shareholders than options and, due to the application of the Black-Scholes valuation, frequently provides equivalent value to the employee at less cost to the corporation than options. In determining the number of shares to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value, the individual’s past and recent performance, and the estimated value of shares at the time of grant. Assuming individual performance at a level satisfactory to the Compensation Committee, the size of total equity compensation is generally targeted between the 50th and 75th percentiles for the peer group. As indicated above, market data is used as a guide in making our compensation determinations, but actual market data, including these compensation percentiles, were among several factors the committee reviewed in determining compensation.

Salary. The salary for each executive officer is set on the basis of the position and after reviewing the salary levels in effect for comparable positions with other comparable companies in the industry. We did not increase salaries in 2013 for our named executive officers, except for Mr. Meyer, whose salary was increased to $300,000 from $285,000 for 2012, and Mr. Beck, who was promoted to Executive Vice President, Chief Financial Officer and Treasurer upon Michael McConnell’s retirement from those positions in November 2013, and thus became a named executive officer for the first time in 2013. The Compensation Committee set the salaries of the named executive officers for 2013 on the basis of the contributions, maturity and tenure of the executive team, the return to shareholders achieved by the executive team since the spin-off from Old Digimarc and the absence of any annual cash incentive program. The absence of any annual cash incentive program resulted in total cash compensation at or below the 25th percentile of our peer group companies for 2013. The Compensation Committee determined that salary alone was an adequate basis for short term compensation, and that equity incentives would be used for the long-term elements of incentive programs.

Long-Term Incentives—Equity Compensation. Generally, upon the officer’s initial hiring, the Compensation Committee awards restricted stock to each of our executive officers and from time to time thereafter, awards time-based restricted stock to the executive officers and, on occasion, a combination of stock options and restricted stock to the Chief Executive Officer. These forms of equity compensation are designed to align the interests of our executive officers with those of our shareholders and to provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business.

The size of the grants made to each executive officer is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with us and individual and company performance. The Compensation Committee also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods, the number of outstanding options and shares of restricted stock held by the individual at the time of the grant, and our equity incentive burn rate. The relative weight given to each of these factors will vary from individual to individual in the Compensation Committee’s discretion.

In 2013, we issued time-based restricted stock awards to Messrs. Chamness, Knudson, Meyer, Beck and McConnell. Messrs. Chamness, Knudson, Myer and McConnell received annual refresh awards in January 2013, and Mr. Beck received a promotion grant in November 2013. In making these awards, we look at competitive long term incentive values, and attempt to grant equity compensation to our executives with a value to the executives between the 50th and 75th percentiles of our peer group for their position. The value of actual grants made in 2013 fell within this range, except with respect to Mr. Beck, whose actual grant value fell within the 25th and 50th percentiles of our peer group.

In 2011, Mr. Davis, our CEO, received a grant of both stock options and restricted stock that vest over a three year period. The Compensation Committee determined that the awards provide sufficient retention and performance incentives and sufficiently align Mr. Davis’ interests with those of our shareholders, and therefore decided not to make additional awards of long-term incentives to him in 2012 or 2013.

In 2013, 0%, 43%, 43%, 43%, 55% and 44% of total direct compensation paid to Messrs. Davis, Chamness, Knudson, Meyer, Beck and McConnell respectively, consisted of equity compensation.

Benefits and Perquisites. Benefits are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent. The primary benefits received by our named executive officers are the same as for all other employees and include participation in our health, dental and vision plans and our disability and life insurance plans.

Our general policy is not to provide perquisites or other personal benefits to our named executive officers, other than those benefits provided for all other employees.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to each of our executive officers in 2013 did not exceed the $1 million limit and, therefore, no deductions were disallowed under Section 162(m).

The Compensation Committee is aware of the limitations imposed by Section 162(m) and its exemptions, and will address the issue of deductibility when and if circumstances warrant. We review proposed compensation plans in light of applicable tax deductions, and generally seek to maximize the deductibility for tax purposes of all elements of compensation. However, we may approve compensation that does not qualify for deductibility if and when we deem it to be in the best interests of the company and our shareholders.

Practices Regarding Equity Grants

As a general matter, except for new hire grants, we grant equity awards to our named executive officers during the first quarter of each year based on parameters approved by the Compensation committee in the last quarter of the prior fiscal year. Pursuant to our written policy and standard operating procedures with respect to the equity grants, the effective date of these awards is on or after the date the Compensation Committee approves the grants. Our practice is to set the exercise price of stock options at the closing price of the underlying common stock on the effective date of the grant.

Termination and Change in Control Payments

Pursuant to our employment agreement with Bruce Davis, if Digimarc terminates Mr. Davis’s employment without cause, or if Mr. Davis terminates his employment due to an adverse change in conditions of his employment, Mr. Davis will be entitled to the benefits described under “2013 Potential Payments Upon Termination or a Change in Control—Davis Employment Agreement”. In consideration for the provisions in the employment agreement providing for these post-termination benefits, Mr. Davis has agreed to certain non-competition and non-solicitation obligations in our favor. This agreement was designed to assist in the retention of the services of Mr. Davis and to determine in advance the rights and remedies of the parties in connection with a termination. The types and amounts of compensation and the triggering events set forth in this agreement were based on recommendation of counsel and a review of the terms and conditions of normal and customary agreements in our competitive marketplace.

Pursuant to more limited Change of Control Retention Agreements between Digimarc and each of Messrs. Chamness, Knudson, Meyer and Beck, each of these named executive officers will receive severance benefits in the event of termination of the executive without cause by Digimarc, or termination by the executive for good reason, within 12 months following a change of control of Digimarc during the term of the Change of Control Retention Agreement. Our similar agreement with Mr. McConnell terminated in connection with his retirement. These agreements were designed to assist in the retention of the services of these executives and to determine in advance the rights and remedies of the parties in connection with a change in control. The types and amounts of compensation and the triggering events set forth in these agreements were based on recommendation of counsel and a review of the terms and conditions of normal and customary agreements in our competitive marketplace.

SUMMARY COMPENSATION TABLE

The following table contains information in summary form concerning the compensation earned by our chief executive officer, our current and prior chief financial officers and the three most highly compensated executive officers other than our chief executive officer and our chief financial officers (the “named executive officers”) for the years ended December 31, 2013, December 31, 2012, and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Bruce Davis,	2013	$525,000	$—	$—	$		$8,925	$533,925
Chief Executive Officer and Chairman of the Board	2012	$525,000	$—	$—	$		$8,750	$533,750
	2011	$525,000	$—	$1,380,500		$2,070,086	$8,575	$3,984,161

Robert P. Chamness,	2013	$300,000	$—	$228,690		$—	$8,925	$537,615
Executive Vice	2012	$300,000	$—	$215,010		$—	$8,750	$523,760
President, Chief Legal Officer and Secretary	2011	$285,000	$—	$225,075		$—	$8,575	$518,650

Michael McConnell,	2013	$280,769	$—	$228,690		$—	$8,925	$518,384
Executive Vice	2012	$300,000	$—	$215,010		$—	$8,750	$523,760
President, Chief Financial Officer and Treasurer(3)	2011	$285,000	$—	$225,075		$—	$8,575	$518,650

Edward Knudson,	2013	$300,000	$—	$228,690		$—	$8,925	$537,615
Executive Vice President, Sales and Marketing	2012	$300,000	$—	$—		$—	$8,750	$308,750
	2011	$25,000	$—	$243,500		$393,663	$—	$662,163

Joel Meyer,	2013	$300,000	$—	$228,690		$—	$8,925	$537,615
Executive Vice	2012	$285,000	$—	$301,014		$—	$8,750	$594,764
President, Intellectual Property	2011	$264,000	$—	$300,100		$—	$8,575	$572,675

Charles Beck,	2013	$156,887	$—	$199,924		$—	$5,491	$362,302
Executive Vice
President, Chief Financial Officer and Treasurer(4)

(1)	These amounts do not reflect compensation actually received by the named executive officer. These amounts represent the aggregate grant date fair value of the stock awards granted from 2011 to 2013, computed in accordance with FASB ASC 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the respective fiscal years. The awards for which the aggregate grant date fair value is shown in this column include awards described under the Grants of Plan Based Awards Table and in the Outstanding Equity Awards at Fiscal Year-End Table.
(2)	These amounts consist of matching contributions to our 401(k) plan.
(3)	Mr. McConnell retired from his position as Executive Vice President, Chief Financial Officer and Treasurer on November 5, 2013.
(4)	Mr. Beck joined Digimarc on May 14, 2012 as Controller, a position which he held until his election as Executive Vice President, Chief Financial Officer and Treasurer on November 5, 2013.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

Equity awards are made to our named executive officers in accordance with the provisions of our 2008 Incentive Plan. The following table sets forth certain information with respect to stock options and other plan-based awards granted during the year ended December 31, 2013 to each of the named executive officers.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Robert Chamness	1/2/2013	10/23/2012	10,500	$228,690
Michael McConnell	1/2/2013	10/23/2012	10,500	$228,690
Joel Meyer	1/2/2013	10/23/2012	10,500	$228,690
Bruce Davis	—	—	—	$—
Edward Knudson	1/2/2013	10/23/2012	10,500	$228,690
Charles Beck	1/2/2013	10/23/2012	800	$17,424
	11/15/2013	11/5/2013	10,000	$182,500

(1)	These amounts do not reflect compensation actually received by the Named Executive Officer. These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The awards for which the grant date fair value is shown in this column include awards included in the 2013 Summary Compensation Table and in the Outstanding Equity Awards at 2013 Fiscal Year-End Table.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreement with Mr. Davis

We entered into a new employment agreement dated November 1, 2011 with our Chief Executive Officer, Bruce Davis. Pursuant to the employment agreement, we agreed to pay Mr. Davis a base salary of $525,000 per year through the end of the term of the agreement, November 1, 2014. Pursuant to the terms of his employment agreement, Mr. Davis received a grant of 100,000 stock options and 50,000 shares of time-based restricted stock, each of which vests over the three-year term of the agreement. Mr. Davis receives vacation and other benefits similar to those generally provided to other Digimarc executives. The employment agreement provides that as long as Mr. Davis serves as our Chief Executive Officer, it is our intention that he will be nominated to serve as a director and as chairman of our Board of Directors.

Equity Compensation

Equity awards are made to our named executive officers in accordance with the provisions of the 2008 Incentive Plan. Option awards to our named executive officers generally vest monthly over a four-year period, following the date of grant, contingent upon the executive officer’s continued employment with us. In 2011, Mr. Davis received an option to purchase 100,000 shares of common stock, which vests monthly over a three-year period following the date of grant, contingent upon Mr. Davis’ continued employment with us. He also received a grant of 50,000 shares of time-based restricted stock, for which the restrictions lapse over that same three year period.

Salary in Proportion to Total Compensation

In 2013, Messrs. Davis, Chamness, Knudson, Meyer, Beck and McConnell received 98%, 56%, 56%, 56%, 43% and 54%, respectively, of their total compensation reported in the Summary Compensation Table in the form of base salary. Please see “Compensation Discussion and Analysis—General Compensation Policy,” for a description of the objectives of our compensation program and overall compensation philosophy.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides summary information, as to the named executive officers, concerning outstanding equity awards as of December 31, 2013.

	Grant Date		Option Awards(1)				Stock Awards(3)
Name			Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
			(#) Exercisable	(#) Unexercisable
Bruce Davis	11/4/2011	(4)					16,168	$311,396
	10/30/2008		220,000	—	$9.64	10/30/2018
	1/2/2010		68,542	1,458	$14.99	1/2/2020
	1/2/2011		54,688	20,312	$30.01	1/2/2021
	11/4/2011	(2)	69,445	30,555	$27.61	11/4/2021

Robert Chamness	1/2/2013						8,217	$158,259
	1/2/2012						4,793	$92,313
	1/2/2011						2,120	$40,831
	10/30/2008		49,583	—	$9.64	10/30/2018
	1/2/2010		12,500	416	$14.99	1/2/2020

Michael McConnell	10/30/2008		15,200	—	$9.64	12/6/2014
	1/2/2010		19,584	—	$14.99	12/6/2014

Edward Knudson	1/2/2013						8,217	$158,259
	12/8/2011						5,158	$99,343
	12/8/2011		20,000	20,000	$24.35	12/8/2021

Joel Meyer	1/2/2013						8,217	$158,259
	1/2/2012						6,711	$129,254
	1/2/2011						2,826	$54,429
	9/27/2010						1,562	$31,298
	10/30/2008		29,100	—	$9.64	10/30/2018

Charles Beck	11/15/2013						10,000	$192,600
	1/2/2013						626	$12,057
	5/15/2012						1,562	$30,084

(1)	Option awards generally vest monthly over a four-year period, unless otherwise footnoted, following the date of grant contingent upon the executive officer’s continued employment with us.
(2)	Option award vests monthly over a three-year period following the date of grant contingent upon the executive officer’s continued employment with us.
(3)	Stock awards generally vest quarterly over a four-year period, unless otherwise footnoted, following the date of grant contingent upon the executive officer’s continued employment with us.
(4)	Stock award vests quarterly over a three-year period following the date of grant contingent upon the executive officer’s continued employment with us.

The awards in the 2013 Outstanding Awards at Fiscal Year-End Table include awards that are also described in the Summary Compensation Table and in the 2013 Grants of Plan-Based Awards Table.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides summary information for each of the named executive officers who exercised options to purchase shares of our common stock or had restricted stock awards that vested in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)
Bruce Davis	15,250	$189,863	17,165	$342,929
Michael McConnell	16,800	$228,665	9,995	$196,970
Robert Chamness	—	$—	9,995	$196,970
Edward Knudson	—	$—	4,625	$84,406
Joel Meyer	—	$—	17,971	$357,335
Charles Beck	—	$—	1,112	$24,263

2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Davis Employment Agreement. We entered into an employment agreement with Mr. Davis for a term from November 1, 2011 through November 1, 2014. The agreement is described under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreement with Mr. Davis.” The employment agreement provides that if Digimarc terminates Mr. Davis’s employment without cause (as defined below), or if Mr. Davis terminates his employment for good reason (as defined below), in either case other than following a change of control (as defined in the employment agreement), Mr. Davis’s stock options and restricted stock that would have vested if Mr. Davis’s employment had continued for an additional twenty-four (24) months will immediately and fully vest, and Digimarc will be obligated to continue to pay Mr. Davis the benefits described below for two years from the date of termination. “Cause” is defined as “(i) any act of personal dishonesty by [Mr. Davis] in connection with his responsibilities as an officer or employee of Digimarc, (ii) Mr. Davis’s conviction of a felony, (iii) any act by Mr. Davis which constitutes gross negligence or willful misconduct, (iv) any material violation by Mr. Davis of his employment duties provided that if such violation is curable, it has not been cured within (30) days after delivery to Mr. Davis of a written demand for cure, or (v) any act that would constitute a material violation of Digimarc’s code of conduct or code of ethics or a material violation of any restrictive covenants contained in the employment agreement or any other agreement between Digimarc and Mr. Davis or any Digimarc plan or program.” “Good Reason” includes any of the following changes, if done without Mr. Davis’s prior written consent: “(i) a material reduction in Mr. Davis’s authority, duties or responsibilities; (ii) a material reduction in Mr. Davis’s salary or bonus target other than as specifically set forth in the employment agreement or (iii) relocation of Mr. Davis’s geographic work location to a location that is more than 50 miles from Mr. Davis’s geographic work location on the date of the employment agreement, except for required travel in furtherance of Digimarc’s business to the extent consistent with Mr. Davis’s duties.” For a period of two years following the date of termination, Mr. Davis would continue to receive base compensation of $525,000 or the level in effect on the date of termination. This amount would be paid according to our standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated. For a period of two years following the date of termination, we would also provide, for Mr. Davis and his dependents, continued health, disability and other fringe benefits similar to those generally provided to other executives of Digimarc.

The employment agreement further provides that in the event that Digimarc terminates Mr. Davis’s employment without cause or Mr. Davis terminates his employment for good reason, in either case within eighteen (18) months following a change of control (as defined in the employment agreement), Mr. Davis’s stock options and restricted stock will immediately and fully vest. For a period of two years following the date of termination, Mr. Davis would continue to receive base salary and bonus at the level in effect on the date of termination. This amount would be paid according to our standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated. For a period of two years following the date of termination, we would also provide, for Mr. Davis and his dependents, continued health, disability and other fringe benefits similar to those generally provided to other executives of Digimarc.

The employment agreement provides that in the event that Mr. Davis’s employment terminates due to death or permanent disability, Mr. Davis’s stock options and restricted stock that would have vested if Mr. Davis’s employment had continued for an additional twenty-four (24) months will immediately and fully vest and become exercisable.

In consideration for the provisions in the employment agreement providing for the post-termination payments described above, Mr. Davis has agreed to specified non-competition and non-solicitation obligations in our favor. Mr. Davis’s non-competition and non-solicitation obligations last for the duration of his employment by Digimarc, and for a post-termination period equal to the longer of one year, or the period during which Mr. Davis is receiving severance payments under the employment agreement after his employment by Digimarc terminates. The employment agreement does not contain provisions regarding waiver of breach of such obligations.

Change of Control Retention Agreements. On December 3, 2012, the Compensation Committee approved a form of Change of Control Retention Agreement to be entered into by and between Digimarc and each of Messrs. Chamness, Knudson, McConnell and Meyer. Mr. Beck entered into a substantially similar Change of Control Retention Agreement upon his promotion to Executive Vice President, Chief Financial Officer and Treasurer upon Mr. McConnell’s retirement from those positions in November 2013, and Mr. McConnell’s Change of Control Retention Agreement terminated at that time. The Change of Control Retention Agreement is effective until December 31, 2015 and provides for certain severance benefits in the event of termination of the executive without cause by Digimarc, or termination by the executive for good reason, within 12 months following a change of control of Digimarc during the term of the Change of Control Retention Agreement. “Cause” is defined as willful misconduct that is significantly injurious to us; fraud, dishonesty, embezzlement, misrepresentation or theft of Digimarc property; conviction of (or plea of no contest to) a felony or crime involving moral turpitude; breach of any agreement with Digimarc; unauthorized disclosure of Digimarc’s proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with Digimarc; violation of our Code of Ethics (if applicable), Code of Business Conduct or any other employment rule, code or policy; continued failure or refusal to follow our lawful instructions after five days has passed following delivery of a written notice identifying the failure or refusal; a court order or a consent decree barring the executive from serving as an officer or director of a public company; or continued failure to meet and sustain an acceptable level of performance of the executive’s duties and obligations to Digimarc for thirty days following notice of failure to perform.

Termination by the Executive for “Good reason” is defined as a substantial reduction in duties or responsibilities (with certain exceptions); a material reduction in base salary, benefits or total cash compensation, other than as part of an overall reduction for all employees at the same level; a mandatory transfer to another geographic location more than 35 miles from the prior location of employment, other than normal business travel obligations; the failure of a successor to Digimarc to assume the obligations under the agreement; or Digimarc’s failure to comply with its obligations under the agreement.

The severance benefits payable upon such a termination include 12 months salary and up to 18 months premiums necessary to continue the executive’s health insurance coverage under our health insurance plan.

In consideration for the post-termination payments described above, each of Messrs. Chamness, Knudson, Meyer and Beck must execute and not revoke a settlement agreement and general release related to his employment and termination.

Stock Options and Restricted Stock under the 2008 Incentive Plan. The 2008 Incentive Plan provides that, unless the Compensation Committee otherwise determines in the grant document, an employment agreement or other agreement between the plan participant and us, all outstanding awards that are not performance shares or performance units will fully vest and become exercisable immediately prior to a change in control (as defined in the 2008 Incentive Plan). In the event of a change in control which constitutes a company transaction (as defined in the 2008 Incentive Plan) all outstanding awards will become fully and immediately exercisable if and to the extent that the awards are not assumed or replaced by the successor company. Notwithstanding the foregoing, the Compensation Committee has discretionary authority to determine the terms and conditions of any award granted under the 2008 Incentive Plan. In the event a named executive officer’s employment terminates as a result of his retirement, death or disability, the executive’s vested options will generally remain exercisable until the earlier of the anniversary of his termination and the original option expiration date.

The following table summarizes potential payments upon termination of employment or a change in control to each of the named executive officers employed on the last day of our most recently completed fiscal year. The amounts set forth in the table are based on the assumption that the triggering event occurred on the last business day of our last completed fiscal year and that our stock price was the closing market price per share on that date. In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) $19.26, the closing price of our common stock on the Nasdaq Global Market on December 31, 2013.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Termination upon Death or Disability	Change in Control
Bruce Davis	Stock Option Vesting Acceleration	$6,226	$6,226	$6,226	$6,226
	Restricted Stock Vesting Acceleration	$311,396	$311,396	$311,396	$311,396
	Salary Continuation(1)	$1,050,000	$1,050,000	$—	$—
	Benefits	48,280	48,280	$—	$—
	Total Value	$1,415,901	$1,415,901	$317,621	$317,621

Robert Chamness	Stock Option Vesting Acceleration	$—	$1,776	$—	$1,776
	Restricted Stock Vesting Acceleration	$—	$291,404	$291,404	$291,404
	Salary Continuation(1)	$—	$300,000	$—	$—
	Benefits	$—	$12,038	$—	$—
	Total Value	$—	$605,218	$291,404	$293,180

Edward Knudson	Stock Option Vesting Acceleration	$—	$—	$—	$—
	Restricted Stock Vesting Acceleration	$—	$257,603	$257,603	$257,603
	Salary Continuation(1)	$—	$300,000	$—	$—
	Benefits	$—	$12,038	$—	$—
	Total Value	$—	$569,641	$257,603	$257,603

Joel Meyer	Stock Option Vesting Acceleration	$—	$—	$—	$—
	Restricted Stock Vesting Acceleration	$—	$373,240	$373,240	$373,240
	Salary Continuation(1)	$—	$300,000	$—	$—
	Benefits	$—	$12,038	$—	$—
	Total Value	$—	$685,278	$373,240	$373,240

Charles Beck	Stock Option Vesting Acceleration	$—	$—	$—	$—
	Restricted Stock Vesting Acceleration	$—	$234,741	$234,741	$234,741
	Salary Continuation(1)	$—	$225,000	$—	$—
	Benefits	$—	$12,038	$—	$—
	Total Value	$—	$471,779	$234,741	$234,741

Michael McConnell(2)	Stock Option Vesting Acceleration	$—	$—	$—	$—
	Restricted Stock Vesting Acceleration	$—	$—	$—	$—
	Salary Continuation	$—	$—	$—	$—
	Benefits	$—	$—	$—	$—
	Total Value	$—	$—	$—	$—

(1)	The salary continuation amounts are based on the Named Executive Officer’s base salary in 2014.
(2)	Mr. McConnell retired from his position as Executive Vice President, Chief Financial Officer and Treasurer on November 5, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance to our employees or non-employees, including directors, as of December 31, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	813,522	$15.44	609,168
Equity compensation plans not approved by security holders	—	—	—

Total	813,522	$15.44	609,168

(1)	The 2008 Incentive Plan was approved in July 2008, prior to the distribution of our common stock to a trust for the benefit of the shareholders of Old Digimarc on August 1, 2008 (the “Spin-Off”), by our sole shareholder, DMRC LLC, and, following the Spin-Off, was approved and adopted by our shareholders at the 2009 annual meeting of shareholders held on May 1, 2009. The information in this table does not reflect the effect of the amendment to the 2008 Incentive Plan proposed in this proxy statement for shareholder approval at the annual meeting of shareholders.

Shares available for issuance under our 2008 Incentive Plan may be granted pursuant to stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance shares, performance units and cash-based awards, which may be granted to officers, directors, employees, consultants, agents, advisors and independent contractors who provide services to us and our affiliated companies.

Our non-employee directors receive option grants under our Equity Compensation Program for Non-Employee Directors adopted by the Board of Directors and administered under our 2008 Incentive Plan. Each non-employee director receives an initial grant of an option to purchase 20,000 shares upon election as a director, and receives an annual grant of 2,500 shares of restricted stock on the date of each annual meeting of shareholders. The restrictions lapse on the anniversary date of the grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 6, 2014 by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	our chief executive officer, each of the other named executive officers and each of our directors; and

•	all of our executive officers and directors as a group.

The beneficial ownership percentage is calculated based on 7,488,737 shares of our common stock outstanding as of March 6, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse under applicable community property laws, with respect to all shares of capital stock listed as owned by that person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days after March 6, 2014 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by any other individual. The address of each of the executive officers and directors is: care of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Concept Capital Markets LLC(1)	932,618	12.45%
1010 Franklin Avenue, Suite 303 Garden City, NY 11530

BlackRock, Inc.(2)	509,894	6.81%
40 East 52nd Street New York, New York 10022

Turner Investments, L.P.(3)	472,485	6.31%
1205 Westlakes Drive, Suite 100 Berwyn, PA 19312

Entities affiliated with Samjo Capital, LLC(4)	408,900	5.46%
527 Madison Avenue, 7th Floor New York, New York 10022

Named Executive Officers:
Bruce Davis(5)	464,771	5.88%
Robert Chamness(6)	115,632	1.53%
Joel Meyer(7)	74,844	1.00%
Edward Knudson(8)	55,730	*
Michael McConnell(9)	50,000	*
Charles Beck	17,519	*

Directors:
James T. Richardson(10)	72,185	*
William Miller(11)	55,757	*
Bernard Whitney(12)	35,185	*
Peter W. Smith(10)	49,728	*
All executive officers and directors as a group (10 persons)	991,351	12.18%

*	Less than 1%.

(1)	This information is based solely on the Form 13F filed by Concept Capital Markets LLC on February 13, 2014.
(2)	This information is based solely on the Schedule 13G filed by BlackRock, Inc. on January 28, 2014.
(3)	This information is based solely on the Schedule 13G filed by Turner Investments, L.P. on February 11, 2014.
(4)	Based solely on the Schedule 13G filed by Samjo Capital, LLC on February 10, 2014, Samjo Capital, LLC, Samjo Management, LLC and Mr. Andrew N. Wiener share voting and dispositive power over 404,000 shares, and Mr. Wiener holds sole voting and dispositive power over 4,900 shares.
(5)	Includes options for 410,834 shares of Common Stock exercisable within 60 days of March 6, 2014. Of this amount, 13,057 shares are held in trust for a child of Mr. Davis, and the balance are held and controlled by Mr. Davis. This amount does not include 5,000 shares of Series A Redeemable Nonvoting Preferred Stock awarded to Mr. Davis in August of 2008.
(6)	Includes options for 62,499 shares of Common Stock exercisable within 60 days of March 6, 2014. This amount does not include 2,500 shares of Series A Redeemable Nonvoting Preferred Stock awarded to Mr. Chamness in August of 2008.
(7)	Includes options for 29,100 shares of Common Stock exercisable within 60 days of March 6, 2014.
(8)	Includes options for 23,334 shares of Common Stock exercisable within 60 days of March 6, 2014.
(9)	This amount does not include 2,500 shares of Series A Redeemable Nonvoting Preferred Stock awarded to Mr. McConnell in August of 2008.
(10)	Includes options for 35,000 shares of Common Stock exercisable within 60 days of March 6, 2014.
(11)	Includes options for 35,000 shares of Common Stock exercisable within 60 days of March 6, 2014. The shares reflected in this amount are held in a revocable trust for which Mr. Miller and his spouse serve as trustees. Mr. Miller shares voting and dispositive power of these shares with his spouse.
(12)	Includes options for 20,000 shares of Common Stock exercisable within 60 days of March 6, 2014.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Approving Transactions with Related Persons

Our Governance and Nominating Committee, in executing the responsibilities delegated to it, reviews, considers and approves, rejects or ratifies all related person transactions between Digimarc and our officers, directors, principal shareholders and affiliates. The Governance and Nominating Committee consists of independent, non-employee directors. The Governance and Nominating Committee has determined that, as a general rule, transactions between Digimarc and its officers, directors, principal shareholders and affiliates should be on terms no less favorable to us than could be obtained from unaffiliated third parties. Digimarc maintains written policies governing these transactions. Our Audit Committee also routinely reviews any transactions with related persons.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and changes in their beneficial ownership of our common stock and other equity securities with the SEC and The Nasdaq Global Market. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe that all section 16(a) transactions were reported on a timely basis in 2013, except for an amended filing for Mr. Davis.

Shareholder Proposals

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. Pursuant to our Bylaws, for a shareholder nomination of persons for election to the Board of Directors and the proposal of other business to be considered by shareholders to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of the proposal to the Secretary of Digimarc. To be timely for the 2015 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than January 1, 2015 and no later than February 2, 2015.

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2015 Annual Meeting of Shareholders must be received by us not later than November 20, 2014 in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority. The proxies to be solicited by us through our Board of Directors for the 2015 Annual Meeting of Shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at the annual meeting if we fail to receive notice of the shareholder’s proposal for the meeting by January 1, 2015.

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at: Digimarc Corporation, Attn: Investor Relations, 9405 S.W. Gemini Drive, Beaverton, OR 97008, Phone: (503) 469-4800, Fax: (503) 469-4771. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Form 10-K

We will provide, without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2013. Written requests should be mailed to Robert P. Chamness, Secretary, Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Other Materials

All materials filed by us with the SEC can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Other Business

The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the shareholders arise, the proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of Digimarc.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to promptly vote your shares as directed in the proxy card or notice of internet availability of our proxy materials. Shareholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Bruce Davis

Chief Executive Officer

Beaverton, Oregon

March 20, 2014

Appendix A

DIGIMARC CORPORATION

2008 INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the Digimarc Corporation 2008 Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1	Administration of the Plan

The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

3.2	Delegation

Notwithstanding the foregoing, the Board or the Compensation Committee may delegate responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan.

3.3	Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Award to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant, subject to Section 409A of the Code and in accordance with Section 6.3 of the Plan; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) In no event, however, shall the Committee have the right, without shareholder approval, to (i) cancel or amend outstanding Options or SARs for the purpose of repricing, replacing or regranting such Options or SARs with Options or SARs that have a purchase or grant price that is less than the purchase or grant price for the original Options or SARs except in connection with adjustments provided in Section 15, or (ii) issue an Option or SAR or amend an outstanding Option or SAR to provide for the grant or issuance of a new Option or SAR on exercise of the original Option or SAR.

(c) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s working less than full-time shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, a maximum of 3,500,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2	Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (ii) covered by an Award that is settled in cash, or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d) Notwithstanding the other provisions in this Section 4.2, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1	Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2	Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award if and to the extent set forth in the instrument evidencing the Award at the time of grant. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents; provided, however, that the terms of any deferrals under this Section 6.3 shall comply with all applicable law, rules and regulations, including, without limitation, Section 409A of the Code.

6.4	Dividends and Distributions

Participants may, if and to the extent the Committee so determines and sets forth in the instrument evidencing the Award at the time of grant, be credited with dividends paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or Stock Appreciation Right may not be contingent, directly or indirectly, on the exercise of the Option or a Stock Appreciation Right, and an Award providing a right to dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right, the payment of which is not contingent upon, or otherwise payable on, the exercise of the Option or a Stock Appreciation Right, must comply with or qualify for an exemption under Section 409A of the Code.

SECTION 7. OPTIONS

7.1	Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2	Option Exercise Price

The exercise price for shares purchased under an Option shall be at least 100% of the Fair Market Value of the Common Stock on the Grant Date (and shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3	Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date.

7.4	Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5 and 13. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5	Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board (i.e., a “cashless” exercise); or

(f) such other consideration as the Committee may permit.

7.6	Effect of Termination of Service

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time; provided, however, that any such waiver or modification shall satisfy the requirements for exemption under Section 409A of the Code.

If the exercise of the Option following a Participant’s Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate either the registration requirements under the Securities Act or the Company’s insider trading policy, then the Option shall remain exercisable until the earlier of the Option Expiration Date and the expiration of a period of three months (or such other period of time as determined by the Committee in its sole discretion) after the Participant’s Termination of Service during which the exercise of the Option would not be in violation of the Securities Act or the Company’s insider trading policy requirements.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provisions of the Plan, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder.

SECTION 9. STOCK APPRECIATION RIGHTS

9.1	Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. A SAR may be granted in tandem with an Option or alone

(“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. A SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2	Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.3	Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences a freestanding SAR whether the SAR shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time; provided, that any such waiver or modification shall satisfy the requirements under Section 409A of the Code.

9.4	Waiver of Restrictions

Subject to Section 18.5, the Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; provided, that any such waiver shall satisfy the requirements under Section 409A of the Code.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1	Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2	Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3	Waiver of Restrictions

Subject to Section 18.5, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS

11.1	Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Subject to Section 18.5, the amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2	Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Subject to Section 18.5, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13. WITHHOLDING

The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”) to the extent such amounts are not “deferred compensation” within the meaning of Section 409A. The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. To the extent required to avoid adverse financial accounting consequences to the Company, the value of the shares so withheld or tendered may not exceed the employer’s minimum required tax withholding rate.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent permitted by the Company, the Participant may designate one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1	Adjustment of Shares

In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (iii) the maximum number and kind of securities set forth in Section 4.3; (iv) the maximum numbers and kind of securities set forth in Section 16.3; and (v) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2	Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3	Change in Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change in Control:

(a) All outstanding Awards, other than Performance Shares and Performance Units, shall become fully and immediately vested and exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse, immediately prior to the Change in Control and shall terminate at the effective time of the Change in Control, and any such Awards constituting “deferred compensation” within the meaning of Section 409A of the Code shall be paid within 60 days following the effective date of the Change in Control; provided, however, that with respect to a Change in Control that is a Company Transaction, such Awards, other than Awards constituting “deferred compensation” within the meaning of Section 409A of the Code, shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse, only if and to the extent such Awards are not converted, assumed or replaced by the Successor Company.

For the purposes of this Section 15.3(a), an Award shall be considered converted, assumed or replaced by the Successor Company if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) The target payout opportunities attainable under all outstanding Stock Awards and Stock Units with restrictions based on performance criteria, Performance Shares, and Performance Units shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change in Control, and such Awards shall be paid within 60 days following the effective date of the Change in Control.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change in Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

15.4	Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change in control that is the reason for such action.

15.5	No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6	Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

15.7	Section 409A of the Code

Notwithstanding anything in this Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code.

SECTION 16. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan, the Compensation Committee may, at the time of grant of an Award (other than an Option or SAR) to a Participant who is then a Covered Employee, or is likely to be a Covered Employee as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, specify that all or any portion of such Award is intended to satisfy the requirements for performance-based compensation under Section 162(m) and be subject to this Section 16. With respect to each such Award, the Compensation Committee shall establish, in writing, that the vesting and/or payment pursuant to the Award shall be conditioned on the attainment for the specified Performance Period of specified performance targets related to designated performance goals for such period selected by the Compensation Committee from among the Performance Criteria specified in Section 16.1. Such performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m), or any successor provision thereto, and the regulations thereunder.

16.1	Performance Criteria

If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: net earnings or net income (before or after taxes); earnings per share (basic or fully diluted); net sales growth or bookings growth; revenues; operating profit or income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); return measures (including, but not limited to, return on assets, capital, net capital utilized, equity or sales); working capital; cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings before or after taxes, interest, depreciation and/or amortization; gross or operating profit; cost control; strategic initiatives; market share; improvements in capital structure; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency or margins; capital efficiency; strategic targets; economic profit; employee or customer satisfaction, services performance, subscriber, cash management or asset management metrics; working capital targets; cash value added; or market or economic value added (together, the “Performance Criteria”).

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations.

The Compensation Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2	Compensation Committee Certification and Authority

After the completion of each Performance Period, the Compensation Committee shall certify the extent to which any Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award subject to this Section 16. Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Compensation Committee may adjust downward, but not upward, the amount payable pursuant to such Award, and the Compensation Committee may not waive the achievement of the applicable performance goals except in the case of the death or Disability of the Covered Employee.

The Compensation Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based” compensation with the meaning of Section 162(m).

16.3	Limitations

Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards other than Performance Units subject to this Section 16 in any calendar year period with respect to more than 750,000 shares of Common Stock for such Awards, except that the Company may make additional one time grants of such Awards for up to 1,000,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to Performance Units or other awards payable in cash subject to this Section 16 granted to any Covered Employee in any one calendar year is $2,500,000.

The Compensation Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17. AMENDMENT AND TERMINATION

17.1	Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires shareholder approval may be made only by the Board. Subject to Section 17.3, the Compensation Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2	Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the later of (a) the Effective Date and (b) the date of approval by the shareholders of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

17.3	Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

Subject to Section 18.5, the Board shall have broad authority to amend the Plan or any outstanding Award without the consent of a Participant to the extent the Board deems necessary or advisable to (i) comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules and other applicable law, rules and regulations or (ii) to ensure that an Award is not subject to additional taxes, interest or penalties under Section 409A of the Code.

SECTION 18. GENERAL

18.1	No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2	Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3	Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3 of the Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4	No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5	Compliance with Laws and Regulations

In interpreting and applying the provisions of the Plan, any Options granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code, although the Company makes no representations that Options granted as Incentive Stock will maintain such qualification.

Notwithstanding anything contained in the Plan to the contrary, the Company intends that any and all Awards and compensation payable under the Plan shall satisfy the requirements for exemption from, or compliance with, Section 409A of the Code and that all terms and provisions shall be interpreted to satisfy such requirements. If the Committee determines that an Award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to Section 409A of the Code, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from, or compliance with, Section 409A of the Code.

Furthermore, any payment or distribution that is to be made under the Plan (or pursuant to an Award under the Plan) to a Participant who is a “specified employee” of the Company within the meaning of that term under Section 409A and as determined by the Committee, on account of a “separation from service” within the meaning of that term under Section 409A of the Code, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.

Notwithstanding any other provision in the Plan, the Committee makes no representations that Awards granted under the Plan shall be exempt from, or comply with, Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

Awards not deferred under Section 6.3 and not otherwise exempt from the requirements of Section 409A of the Code are intended to qualify for the short-term deferral exemption to Section 409A of the Code, and payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2 1/2 months after the end of the calendar year in which the Award becomes vested unless otherwise permitted under the exemption provisions of Section 409A of the Code.

18.6	Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt, amend or rescind such modifications, procedures or subplans under the Plan as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or where Participants may reside to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7	No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8	Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9	Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10	Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Oregon.

18.11	Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

SECTION 19. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is approved by the shareholders of the Company. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction, or (v) any acquisition approved by the Board;

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a Company Transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

A-A-1

“Committee” has the meaning set forth in Section 3.2.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” means Digimarc Corporation, an Oregoncorporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets,

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources

A-A-2

officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding. Notwithstanding the foregoing, with respect to Incentive Stock Options, “Disability” shall have the meaning attributed to that term for purposes of Section 422 of the Code.

“Effective Date” has the meaning set forth in Section 19.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change in Control.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change in Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Period” means the period of time during which the Performance Criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award. The Compensation Committee may establish different Performance Periods for different Participants, and the Compensation Committee may establish concurrent or overlapping Performance Periods.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

A-A-3

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

“Plan” means the Digimarc Corporation 2008 Incentive Plan.

‘‘Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

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DIGIMARC CORPORATION

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67407-P46694

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DIGIMARC CORPORATION For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

Vote on Directors

1. Election of Directors

Nominees:

01) Bruce Davis

02) William J. Miller

03) James T. Richardson

04) Peter W. Smith

05) Bernard Whitney

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals: For Against Abstain

2. To ratify the appointment of KPMG LLP as the Independent registered public accounting firm of Digimarc Corporation for the year ending December 31, 2014.

3. To approve, by non-binding vote, executive compensation.

4. To approve the Digimarc Corporation 2008 Incentive Plan, as amended.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of the 2014 Annual Meeting of Shareholders, 2013 Annual Report to Shareholders,

2014 Proxy Statement and Proxy Card are available at www.proxyvote.com.

M67408-P46694

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF DIGIMARC CORPORATION

The undersigned hereby constitutes and appoints Bruce Davis and Charles Beck, and each of them, with the power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Digimarc Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 30, 2014, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side